STOCK PURCHASE AGREEMENT

by and among

M. S. KENNEDY CORP.

THE PRINCIPAL STOCKHOLDERS,

and

THE MINORITY STOCKHOLDERS,

and

ANAREN, INC.

Dated as of July 30, 2008

		Execution Version

	TABLE OF CONTENTS

		Page:

ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE AND SALE OF STOCK	11

2.1	Purchase and Sale	11
2.2	Purchase Price	11
2.3	Escrow	12
2.4	Transaction Expenses	12
2.5	Purchase Price Adjustment	12

ARTICLE III	CLOSING AND CLOSING DELIVERIES AND SELLERS’ REPRESENTATIVE	16

3.1	Closing	16
3.2	Minimum Acquisition	16
3.3	Closing Date Deliveries	16
3.4	Sellers’ Representative	18

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF MSK AND PRINCIPAL STOCKHOLDERS	20

4.1	Authorizations, etc	20
4.2	Corporate Status	21
4.3	Subsidiaries	21
4.4	Capitalization	21
4.5	No Conflicts and Governmental Approvals, etc	22
4.6	Financial Statements	22
4.7	Absence of Undisclosed Liabilities	22
4.8	Taxes	22
4.9	Absence of Changes	24
4.10	Litigation	26
4.11	Governmental Approvals	26
4.12	Compliance with Laws	26
4.13	Title to Assets	26
4.14	Contracts	26
4.15	Proprietary Rights	29
4.16	Real Property	31
4.17	Environmental Matters	32
4.18	Employees, Labor Matters, etc	34
4.19	Employee Benefit Plans and Related Matters	34
4.20	Related Party Transactions	38
4.21	Insurance	38
4.22	Product and Service Warranties	39
4.23	Product Liability	39

i

		Execution Version

4.24	Inventory	39
4.25	Receivables and Payables	40
4.26	No Material Adverse Effect	40
4.28	Suppliers and Customers	40
4.29	Product Lines	41
4.30	Indebtedness	41
4.31	Government Contracts	41
4.32	Capital Expenditures and Investments	43
4.33	Brokers, Finders, etc.	43
4.34	Books and Records	43
4.35	Condition and Sufficiency of Assets	43
4.36	Trade Controls	43
4.37	Ethical Practices	44

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLERS	44

5.1	Authorizations, Due Execution, etc.	44
5.2	Execution, Delivery, Binding Obligation	45
5.3	Ownership	45
5.4	Non-Contravention	45
5.5	Brokers, Finders, etc.	46
5.6	Foreign Person	46

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	46

6.1	Corporate Status; Authorization, etc	46
6.2	No Conflicts, etc	46
6.3	Governmental Approvals	46
6.4	Brokers, Finders, etc	47
6.5	Financial Arrangements of Buyer	47
6.6	Investment Intent	47

ARTICLE VII	COVENANTS	47

7.1	Conduct of Business	47
7.2	Access and Information	50
7.4	Public Announcements	50
7.5	Further Actions	50
7.6	Return of Confidential Materials	51
7.7	Record Retention	51
7.8	No Solicitation	51
7.9	Certain Tax Matters	52
7.10	Termination of Options	55
7.11	Related Party Transactions	55
7.12	Alternate Structure	55
7.13	Environmental Condition	55
7.14	Adjustments to Inventory	55

		Execution Version

7.15	Adjustment to the Security Value	56
7.16	Liquidation of the Security	56
7.17	Purchase Requirements	56
7.18	Environmental Action Items	56

ARTICLE VIII	CONDITIONS PRECEDENT	57

8.1	Conditions to Obligations of Each Party	57
8.2	Conditions to Obligations of Buyer	57
8.3	Conditions to Obligations of MSK	58

ARTICLE IX	TERMINATION	59

9.1	Termination	59
9.2	Effect of Termination	59

ARTICLE X	INDEMNIFICATION	60

10.1	Survival	60
10.2	Indemnification by Sellers	60
10.3	Indemnification by Buyer	63
10.4	Purchase Price Adjustment	64
10.5	Notification of Claims	64
10.6	Third Party Claims	64
10.7	No Waiver by Knowledge	65
10.8	Exclusive Remedy	66

ARTICLE XI	MISCELLANEOUS	66

11.1	Expenses	66
11.2	Severability	66
11.3	Notices	66
11.4	Entire Agreement	67
11.5	Counterparts; Headings	67
11.6	Governing Law, Etc	67
11.7	Binding Effect; No Third Party Beneficiaries	68
11.8	Schedules	68
11.9	Assignment	68
11.10	Amendment; Waivers, etc	69

EXHIBITS:
Exhibit 2.3	Escrow Agreement
Exhibit 3.3(a)(iii)	Non-Competition Agreement
Exhibit 3.3(a)(v)	Proprietary Information Agreement

SCHEDULES:
Schedule 1	Sellers
Schedule 3.3(b)	Disbursing Agent Wire Instructions

Execution Version

Schedule 4.1	Authorizations
Schedule 4.2(b)	Corporate Status
Schedule 4.4	Capitalization
Schedule 4.5(b)	Governmental Approvals
Schedule 4.6	Financial Statements
Schedule 4.8(c)	Filing Jurisdictions
Schedule 4.8(d)	Income Inclusions and Deduction Exclusions
Schedule 4.8(h)(v)	Audited Tax Returns
Schedule 4.8(h)(vi)	Tax-Exempt Bond Financed Property
Schedule 4.9	Absence of Changes
Schedule 4.10	Litigation
Schedule 4.11	Governmental Approvals
Schedule 4.12	Compliance with Laws
Schedule 4.13	Title to Assets
Schedule 4.14	Contracts
Schedule 4.15(b)	List of Proprietary Rights
Schedule 4.15(c)	Royalties or Fees
Schedule 4.15(e)	Infringement by Third Parties
Schedule 4.16(a)	Owned Real Property
Schedule 4.16(b)	Leased Real Property
Schedule 4.17	Environmental Matters
Schedule 4.19(a)	Employee Benefit Plans and Related Matters
Schedule 4.19(c)	Employee Benefit Plans and Related Matters
Schedule 4.19(g)	Employee Benefit Plans and Related Matters
Schedule 4.19(h)	Employee Benefit Plans and Related Matters
Schedule 4.20	Related Party Transactions
Schedule 4.21	Insurance
Schedule 4.22	Product and Service Warranties
Schedule 4.23	Product Liability
Schedule 4.25	Receivables and Payables
Schedule 4.28	Suppliers and Customers
Schedule 4.29	Product Lines
Schedule 4.30	Indebtedness
Schedule 4.31(a)	Government Contracts Compliance
Schedule 4.31(f)	Government Property
Schedule 4.31(g)	Performance
Schedule 4.32	Capital Expenditures and Investments
Schedule 4.35	Condition and Sufficiency of Assets
Schedule 4.36	Trade Controls
Schedule 5.3	Ownership
Schedule 7.14	Write Down of Inventory
Schedule 7.15	Adjustment to Security Value
Schedule 10.2(a)(vi)	Environmental Costs and Liabilities

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of July 30, 2008, by and among M. S. KENNEDY CORP., a New York corporation (“MSK”), the individuals and entities whose names appear on Schedule 1 hereto under the heading “Principal Stockholders” (collectively, the “Principal Stockholders”) and the individuals whose names appear on Schedule 1 hereto under the heading “Minority Stockholders” (each a “Minority Stockholder” and, together with the Principal Stockholders, each a “Seller” and, collectively, the “Sellers”) and Klaus O. Baasch, C.P.A, of Sirchia & Cuomo, LLP of East Syracuse, New York (as “Sellers’ Representative”), on the one hand, and Anaren, Inc., a New York corporation (“Buyer”), on the other hand.

WHEREAS, MSK is a privately-owned company that is an industry leader in the design and production of high performance analog microelectronics and power hybrid microcircuits;

WHEREAS, the Sellers and Buyer have determined that it is in their respective best interests for Buyer to acquire the Sellers’ shares of capital stock in MSK (the “Transaction”), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in this ARTICLE I, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific Section, paragraph or clause in which such word appears. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” and “$” shall be deemed references to the lawful money of the United States of America.

“Accrued Tax Liability” shall mean the accrued Tax liability of the business of MSK for the Pre-Closing Period set forth on the Final Balance Sheet.

“Adjustment Notice” is defined in Section 2.5(b).

“Acquisition Proposal” is defined in Section 7.8 hereof.

Execution Version

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” is defined in the preamble hereof.

“Ancillary Documents” shall mean, collectively, any and all certificates, instruments, agreements and other documents contemplated by this Agreement.

“Applicable Law” shall mean the applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Balance Sheet” is defined in Section 4.7 hereof.

“Business” shall mean the business, operations, assets and properties of MSK.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Damages” is defined in Section 10.2 hereof.

“Buyer Indemnitees” is defined in Section 10.2 hereof.

“Buyer Threshold” is defined in Section 10.2 hereof.

“Carve Out Claim” or “Carve Out Claims” is defined in Section 10.2(b)(i).

“Closing” is defined in ARTICLE III hereof.

“Closing Date” is defined in ARTICLE III hereof.

“Closing Schedule” shall mean the statement of sources and uses of cash, and reflecting all payments to be made by or to the parties, at Closing, such statement to be agreed to by the parties at least five (5) days prior to Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” is defined in Section 7.2 hereof.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, certificate, exemption, order, registration, declaration, vote, filing, report or notice of, with or to any Person, other than any Governmental Approval.

“Contract” shall mean any agreement, contract, license, commitment, instrument, undertaking, understanding or arrangement, whether written or oral.

Execution Version

“Defended Party” is defined in Section 10.6(c) hereof.

“Defending Party” is defined in Section 10.6(c) hereof.

“Deluxe” is defined in Section 4.17(f) hereof.

“Disbursing Agent” shall mean Manufacturers and Traders Trust Company.

“Election” is defined in Section 7.9(e)(i) hereof.

“Employment and Withholding Taxes” shall mean any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of MSK in connection with amounts paid, deemed paid, or owing or deemed owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of MSK (including, but not limited to, all interest and penalties thereon and additions thereto, whether disputed or not).

“Environmental Laws” shall mean all Applicable Laws relating to the protection of the environment, to human health and safety, or to any use, sale, manufacture, treatment, generation, processing, storage, disposal, abatement, existence, Release, threatened Release, transportation or handling of any Hazardous Substance, including, without limitation, (i) the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of Releases or threatened Releases of Hazardous Substances into the air, surface water, sediment, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” is defined in Section 2.3.

“Escrow Agent” shall mean Manufacturers and Traders Trust Company.

“Escrow Agreement” is defined in Section 2.3.

“Escrow Amount” shall mean $3,080,000 in the case of a Total Acquisition and $5,600,000 in the case of a Partial Acquisition.

“ESOP” shall mean the M. S. Kennedy Corp. Employee Stock Ownership Plan, EIN 16-1515732.

“Estimated Balance Sheet” shall mean an estimated balance sheet of MSK as of the Closing Date prepared in accordance with GAAP applied on a consistent basis with the Financial Statements and certified in good faith as accurate and correct by MSK’s chief financial officer.

Execution Version

“Estimated Net Working Capital” shall mean the Net Working Capital based on the Estimated Balance Sheet; provided, however, the Estimated Net Working Capital shall be computed as if the Security were a current asset valued at the Security Value.

“Exchange Act” shall mean the Security Exchange Act of 1934, as amended.

“Facilities” shall mean, collectively, the real properties and facilities currently or formerly owned, leased or otherwise occupied or used in the operation of the Business by MSK.

“FCPA” is defined in Section 4.37 hereof.

“Final Balance Sheet” shall mean the Proposed Balance Sheet or, if an Adjustment Notice is delivered, a balance sheet of MSK as of the Closing Date prepared in accordance with GAAP applied on a consistent basis with the Financial Statements and as agreed to by Buyer and Sellers’ Representative or the Proposed Balance Sheet with the adjustments determined by resolution of disputed items by the Independent Accountant, as provided in Section 2.5(b).

“Final Date” is defined in Section 9.1(b) hereof.

“Final Net Working Capital” shall mean the Net Working Capital based on the Final Balance Sheet; provided, however, the Final Net Working Capital shall be computed as if the Security were a current asset valued at the Security Value.

“Financial Statements” is defined in Section 4.6 hereof.

“Forms” is defined in Section 7.9(e)(i) hereof.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States.

“Government Bid” means any quotation, bid or proposal by MSK that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any contract or binding obligation (whether performed or not) (i) between MSK, on one hand, and a Governmental Authority, on the other, or (ii) entered into by MSK as a subcontractor (at any tier) in connection with any contract or other binding obligation between another Person (to include a state or local government agency or instrumentality for purposes of this definition only and its use in Section 4.31 herein) and a Governmental Authority.

“Governmental Approval” shall mean any consent, approval, authorization, waiver, permit, concession, agreement, license, exemption or order of, declaration or filing with, or report or notice to, any Governmental Authority.

Execution Version

“Governmental Authority” shall mean any Federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body.

“Governmental Damages” shall mean (i) any civil or criminal penalties or fines paid or payable to a Governmental Authority, (ii) any restitution paid to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of MSK of a crime or (y) settlement with a Governmental Authority for the purpose of closing Litigation, or (iii) any injunctive relief or requirement to alter business practices.

“Guarantee” shall mean any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Hazardous Substances” shall mean any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) is defined, listed or identified as a “hazardous waste” or “hazardous substance” under any Environmental Law, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

“Improper Payment Laws” is defined in Section 4.37 hereof.

“Improvements” is defined in Section 4.16(f).

“Indebtedness” shall mean all indebtedness (including the current portion of any indebtedness) and obligations of MSK outstanding on, or Guarantees of the foregoing in place on, the measurement date other than the balance sheet items incurred in the ordinary course of business consistent with past practice and identified as accounts payables, accrued expenses, accrued post-retirement benefits, deferred Taxes and other liabilities (but only to the extent that each such amount accrued as of the measurement date does not exceed 120% of such amount reflected on the Balance Sheet) then outstanding (all determined in accordance with GAAP).

“Indemnification Cap” is defined in Section 10.2(b)(ii) hereof.

“Indemnified Party” is defined in Section 10.5 hereof.

Execution Version

“Indemnifying Party” is defined in Section 10.5 hereof.

“Independent Accountant” shall mean Bowers & Company CPAs, PLLC, of Syracuse, New York.

“Intercompany Arrangement” is defined in Section 4.20 hereof.

“IRS” means the Internal Revenue Service.

“Knowledge of MSK” shall mean the knowledge of Christopher Heiselman, Daniel Miller, Greg Overend and Richard Roehm after reasonable investigation and inquiry, which includes diligent review of files and books and records and the making of reasonable inquiry of the Sellers, directors, officers and employees of MSK and its Affiliates, who have knowledge of, responsibility for, or control over the relevant subject matter, and the awareness that such individuals could reasonably be expected to have acquired in the course of having acted in such capacity with the care that an ordinarily prudent person in a like position would use.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by MSK and set forth on Schedule 4.16(b).

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which MSK holds any Leased Real Property.

“Lien” shall mean any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts, but excluding in each case any Permitted Liens.

“Litigation” shall mean any action, cause of action, claim, demand, suit, proceeding, hearing, notice of violation or noncompliance, citation, summons, subpoena, inquiry or investigation of any nature, or any other dispute, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts (including any matter or condition that has given, or would reasonably by expected to give, rise to criminal liability) that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operation of the Business taken as a whole, to the properties, assets, liabilities or prospects of MSK on a consolidated basis, or result in harm to Buyer or (b) materially impairs, or would reasonably be expected to materially impair, the ability of Sellers, as a whole, to consummate the transactions contemplated by this Agreement.

“Material Contracts” is defined in Section 4.14 hereof.

Execution Version

“Minority Stockholder” is defined in the preamble hereof.

“MSK” is defined in the preamble of this Agreement.

“MSK Common Stock” shall mean shares of capital stock of MSK, which consist solely of one class of voting common stock.

“Net Working Capital” shall mean the difference between MSK’s current assets and its current liabilities (excluding any liabilities for the current portion of any Indebtedness) based on the Estimated Balance Sheet, the Proposed Balance Sheet or the Final Balance Sheet, as applicable; provided, however, for this purpose, Net Working Capital shall be computed as if the Security were a current asset valued at the Security Value.

“Non-US Plan” is defined in Section 4.19 hereof.

“Occurrence” means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold and/or delivered by or on behalf of MSK which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“OFAC Regulations” means the regulations set forth in 31 C.F.R., Subtitle B, Chapter V, as amended.

“Option” shall mean each outstanding option to purchase shares of any class of equity of MSK.

“Option Termination Agreement” is defined in Section 3.3(a)(ii) hereof.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by MSK and set forth on Schedule 4.16(a).

“Partial Acquisition” shall mean Buyer acquiring less than all of the issued and outstanding shares of MSK Common Stock at the Closing so that after the Closing Buyer does not own all of the issued and outstanding shares of capital stock of MSK or, if Buyer elects an alternative structure pursuant to Section 8.2(g), one or more of the Stockholders contest or otherwise dispute (including, without limitation, exercising appraisal rights) the transactions contemplated by the alternative structure, regardless of whether Buyer acquires all of the issued and outstanding shares of capital stock of MSK in such transaction.

“Per Share Closing Consideration” is defined in Section 2.2(a) hereof.

Execution Version

“Permits” shall mean all licenses, permits, franchises, registrations, approvals, authorizations, consents, waivers, exemptions, releases, variances or orders of, or filings with, or issued by, any Governmental Authority or other Person.

“Person” shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith, (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) easements, rights-of-way, restrictions or other similar encumbrances on real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the current use thereof, or (vi) Liens in the nature of zoning restrictions, easements or other restrictions of record on the uses of real property if the same do not and would not materially detract from the value of any of the property or assets of MSK or materially interfere with the current use thereof.

“Plans” is defined in Section 4.19(a) hereof.

“Post-Closing Period” shall mean all taxable periods after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Period” shall mean all taxable periods ending on or before the Closing Date and the portion of any Straddle Period that begins before the Closing Date and ends on the Closing Date.

“Principal Stockholders” is defined in the preamble hereof.

“Prohibited Person” means (a) a person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or ‘blocked person” within the definitions set forth in the Foreign Assets Control Regulations contained in the OFAC Regulations, or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations; (b) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States of America maintains economic sanctions or embargos; (c) a person acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the persons listed in subparagraphs (a) - (b) above; (d) a person in violation of any other civil or criminal federal or state law, regulation, or order of similar import, as each such law has been or may be amended, adjusted or modified or reviewed from time to time; or (f) a person or any other export control, terrorism or drug trafficking related list administered by any federal, state or local governmental agency as that list may be amended, adjusted, or modified from time to time.

Execution Version

“Proposed Balance Sheet” shall mean a balance sheet of MSK as of the Closing Date prepared in accordance with GAAP applied on a consistent basis with the Financial Statements by Buyer and certified in good faith as accurate and correct by Buyer’s chief financial officer.

“Proprietary Rights” shall mean any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including patent disclosures, reissues, divisions, continuations-in-part and extensions), inventions and improvements thereto; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, domain names, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information (including customer lists, pricing information, menus and order guides); (e) computer software, firmware, data and documentation; (f) mask works and registrations thereof; (g) intellectual property rights substantially similar to any of the foregoing; (h) copies and tangible embodiments thereof (in whatever form or medium, including electronic media); and (i) licenses of any of the foregoing.

“PSA” is defined in Section 4.17(f) hereof.

“Real Property” is defined in Section 4.16(c) hereof.

“Receivables” is defined in Section 4.25 hereof.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Returns” is defined in Section 4.8 hereof.

“Sale Notice” is defined in Section 7.16 hereof.

“Security” shall mean the Vermont Student Assistance Corporation, Education Loan Revenue Bond owned by MSK in the principal amount of $1,500,000 and classified as cash on the Balance Sheet.

“Security Value” shall mean $1,500,000.

“Sellers” is defined in the preamble hereof.

“Sellers’ Representative” is defined in the preamble hereof.

Execution Version

“Seller Damages” is defined in Section 10.3 hereof.

“Seller Indemnitees” is defined in Section 10.3 hereof.

“Seller Threshold” is defined in Section 10.3 hereof.

“Stockholder” shall mean an owner of one or more shares of capital stock of MSK.

“Subsidiary” shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes.

“Survival Period” is defined in Section 10.1 hereof.

“Straddle Period” shall mean a tax period which begins before the Closing Date and ends after the Closing Date.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any tax return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Total Acquisition” shall mean Buyer acquiring all of the issued and outstanding shares of MSK Common Stock at the Closing so that after the Closing Buyer owns all of the issued and outstanding shares of capital stock of MSK.

“Transaction” is defined in the preamble of this Agreement.

“Transaction Expenses” shall mean (i) the aggregate attorneys’, investment bankers’ and accountants’ fees and expenses incurred or to be incurred by MSK, the Sellers, and the Sellers’ Representative and (ii) transfer Taxes imposed upon MSK by Applicable Law, in each case, in connection with the transactions contemplated by this Agreement (including without limitation, New York real estate transfer tax based on the fair market value of the Owned Real Property). The Transaction Expenses shall be set forth on the Closing Schedule, and the Closing Schedule shall indicate any portion of the Transaction Expenses that has been paid or advanced by MSK prior to the Closing Date, any Indebtedness that remains outstanding on the Closing Date, and the name, address, respective amounts and bank account information from each recipient of Transaction Expenses and payee of amounts relating to such Indebtedness.

Execution Version

“Treasury Regulations” shall mean the treasury regulations promulgated under the Code by the United States Treasury Department.

“Working Capital Shortfall” shall mean the amount by which MSK’s Estimated Net Working Capital or Final Net Working Capital is less than $10,700,000.

“Working Capital Surplus” shall mean the amount by which MSK’s Estimated Net Working Capital or Final Net Working Capital exceeds $11,100,000.

For purposes of this Agreement, the terms “MSK,” “Buyer,” “Sellers” and “Subsidiary” include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

ARTICLE II
PURCHASE AND SALE OF STOCK

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller will sell and transfer all and not less than all of the shares of such Seller’s MSK Common Stock to Buyer, and Buyer will purchase all and not less than all of the shares of MSK Common Stock from such Seller.

2.2 Purchase Price.

(a) Per Share Closing Consideration. The purchase price for each share of MSK Common Stock acquired by Buyer shall be an amount (rounded to the nearest cent) equal to (i) $28,000,000.00 minus the amounts paid to the Escrow Agent pursuant to Section 2.3, minus the Transaction Expenses paid pursuant to Section 2.4, minus any outstanding Indebtedness as of the Closing plus the estimated Working Capital Surplus minus the estimated Working Capital Shortfall, divided by (ii) the aggregate number of shares of MSK Common Stock issued and outstanding immediately prior to the Closing, which shall be referred to as the “Per Share Closing Consideration”. The Per Share Closing Consideration shall be calculated, in part, based upon the Estimated Balance Sheet and the Closing Schedule. MSK shall provide the Estimated Balance Sheet and the Closing Schedule (and a copy of all supporting documents and data as reasonably requested by Buyer) to Buyer at least five (5) business days prior to the Closing, both of which shall be subject to reasonable review and approval by Buyer, which shall not be unreasonably withheld, before being used to calculated the Per Share Closing Consideration, and will be further subject to adjustment in accordance with Sections 2.5(c) and/or 2.5(d). The Per Share Closing Consideration shall be paid in accordance with Section 3.3(b).

(b) 338 Consideration. If Buyer makes a valid Election, the following shall be additional purchase price paid by Buyer for shares of MSK Common Stock it acquires pursuant to this Agreement:

Execution Version

(i)	$209,011 for the ESOP if all of its shares of MSK Common Stock are acquired by Buyer, and

(ii)
An amount per share of MSK Common Stock acquired by Buyer from other than the ESOP equal to $396,022 divided by the aggregate number of shares of MSK Common Stock issued and outstanding immediately prior to the Closing and not owned by the ESOP.

The consideration to be paid pursuant to this Section 2.2(b) shall be paid by Buyer to the Disbursing Agent by wire transfer pursuant to the wire instructions set forth on Schedule 3.3(b) attached hereto within five (5) business days after Buyer makes a valid Election. As soon as reasonably practicable thereafter, the consideration provided by Section 2.2(b)(i) shall be paid to the ESOP and the consideration provided by Section 2.2(b)(ii) shall be paid by the Disbursing Agent to the Sellers (other than the ESOP) pro rata in accordance with their ownership of MSK Common Stock immediately before the Closing.

(c) Fair Market Value. The parties hereto agree that the purchase price for the shares of MSK Common Stock as provided in this Agreement represents the fair market value of all of the issued and outstanding shares of MSK Common Stock and was negotiated at arm’s length. Each party represents and warrants that he is entering into this Agreement of his own free will and accord and acknowledges that prior to signing this Agreement he had the right to forgo selling his shares of MSK Common Stock to Buyer.

2.3 Escrow. At the Closing, the Escrow Amount shall be deposited by Buyer into an escrow account (the “Escrow Account”) to be held by the Escrow Agent for the purpose of securing the indemnification obligations of the Sellers pursuant to the terms of this Agreement and funding the post-Closing adjustments pursuant to the terms set forth in Section 2.5. The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit 2.3 attached hereto (the “Escrow Agreement”). The Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be administered, held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

2.4 Transaction Expenses. At the Closing, Buyer shall pay by wire transfer the unpaid Transaction Expenses to the recipients thereof and in the amounts specified on the Closing Schedule pursuant to the wire instructions for each such recipient thereof as set forth thereon.

2.5 Purchase Price Adjustment.

(a) Post Closing Working Capital Adjustments. Within thirty (30) days after the Closing Date, the Sellers’ Representative shall provide an update of the Estimated Balance Sheet with any adjustments that are required to make it accurate. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative the Proposed Balance Sheet and the proposed Net Working Capital based on the Proposed Balance Sheet. Buyer shall also make available to the Sellers’ Representative copies of all supporting documents and data as reasonably requested by Sellers’ Representative and related to the preparation of the Proposed Balance Sheet.

Execution Version

(b) Final Balance Sheet and Net Working Capital Adjustment. The Proposed Balance Sheet and proposed Net Working Capital shall be final and binding on the parties and the Sellers unless Sellers’ Representative shall, within twenty (20) days following the date of receipt of the Proposed Balance Sheet and proposed Net Working Capital, deliver to Buyer a written notice of objection (the “Adjustment Notice”) with respect to the Proposed Balance Sheet and/or proposed Net Working Capital. The Adjustment Notice shall specify in reasonable detail the proposed adjustments to the disputed items on the Proposed Balance Sheet and/or Net Working Capital and describe in reasonable detail the basis for the disputed items. Sellers’ Representative and Sellers shall be deemed to have agreed with respect to all items and amounts contained in the Proposed Balance Sheet and proposed Net Working Capital not identified in a timely submitted Adjustment Notice.

(i)
If an Adjustment Notice is delivered, Buyer and the Sellers’ Representative shall consult with each other with respect to the disputed items and attempt in good faith to resolve the dispute within twenty (20) days after delivery of the Adjustment Notice. If Buyer and the Sellers’ Representative are unable to reach agreement within such twenty (20) day period, either Buyer or the Sellers’ Representative shall refer any unresolved disputed items to the Independent Accountant. The Independent Accountant shall be directed to render a written report as promptly as practicable on the unresolved disputed items set forth in the Adjustment Notice, to resolve those items of dispute set forth in the Adjustment Notice and to make such modifications, if any, to the Proposed Balance Sheet and proposed Net Working Capital as shall reflect such resolutions. The determination by the Independent Accountant of any item in dispute shall not, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Balance Sheet and proposed Net Working Capital, in the case of Buyer, or in the Adjustment Notice, in the case of Sellers’ Representative. The Independent Accountant shall have no right to make any determination with respect to the undisputed portions of the Proposed Balance Sheet and proposed Net Working Capital or consider rationales for any dispute offered by Sellers’ Representative other than those set forth in the Adjustment Notice, and no such determination with respect to the undisputed portions of the Proposed Balance Sheet and proposed Net Working Capital shall be binding on the parties. The resolution of the dispute by the Independent Accountant shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne 50% by the Sellers’ (which amount shall be released from the Escrow Fund pursuant to the terms of the Escrow Agreement) and 50% by Buyer.

Execution Version

(ii)
If additional or other information is required by the Independent Accountant, the Independent Accountant shall give notice thereof to Buyer and the Sellers’ Representative as soon as practicable before the expiration of such thirty (30)-day period, and Buyer and the Sellers’ Representative shall promptly respond; provided, however, that without the written consent of Buyer and the Sellers’ Representative, no request for additional or other information shall act as an extension of the thirty (30)-day period in which the Independent Accountant must render its decision.

(c) Net Working Capital Adjustment. After the Final Net Working Capital is determined the following purchase price adjustment shall be made:

(i)
If the final Working Capital Shortfall is less than the estimated Working Capital Shortfall within five (5) business days Buyer shall pay to the Disbursing Agent the amount of such excess, which shall then be paid to the Sellers in the same manner as provided in Section 3.3(b);

(ii)
If the final Working Capital Shortfall is greater than the estimated Working Capital Shortfall, the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to pay to Buyer the amount of such excess within five (5) business days by wire transfer of immediately available funds to the account designated in writing by Buyer;

(iii)
If there is a final Working Capital Shortfall and there was an estimated Working Capital Surplus, no estimated Working Capital Shortfall or no estimated Working Capital Surplus, the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to pay to Buyer the amount of such Working Capital Shortfall plus the amount of any estimated Working Capital Surplus, if any, within five (5) business days by wire transfer of immediately available funds to the account designated in writing by Buyer;

(iv)
If the final Working Capital Surplus is less than the estimated Working Capital Surplus, the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to pay to Buyer the amount of the difference within five (5) business days by wire transfer of immediately available funds to the account designated in writing by Buyer;

Execution Version

(v)
If the final Working Capital Surplus is greater than the estimated Working Capital Surplus, the amount of such excess shall be paid by Buyer to the Disbursing Agent within five (5) business days, which shall then be paid to the Sellers in the same manner as provided in Section 3.3(b);

(vi)
If there is a final Working Capital Surplus and there was an estimated Working Capital Shortfall, no estimated Working Capital Shortfall or no estimated Working Capital Surplus at the Closing, the amount of such Working Capital Surplus plus the amount of any estimated Working Capital Shortfall, if any, shall be paid by Buyer to the Disbursing Agent within five (5) business days, which shall then be paid to the Sellers in the same manner as provided in Section 3.3(b); or

(vii)	If none of paragraphs (i) through (vi) of this subsection are applicable, there shall be no adjustment pursuant to this subsection.

(d) Indebtedness Adjustment. After the Final Balance Sheet is determined, the following purchase price adjustments shall be made:

(i)
If the Final Balance Sheet shows Indebtedness less than the Indebtedness shown on the Estimated Balance Sheet within five (5) business days Buyer shall pay to the Disbursing Agent the amount of such excess, which shall then be paid to the Sellers in the same manner as provided in Section 3.3(b);

(ii)
If the Final Balance Sheet shows Indebtedness greater than the Indebtedness shown on the Estimated Balance Sheet, the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to pay to Buyer the amount of such excess within five (5) business days by wire transfer of immediately available funds to the account designated in writing by Buyer;

(iii)
If the Final Balance Sheet shows Indebtedness and there was no Indebtedness shown on the Estimated Balance Sheet, the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to pay to Buyer the amount of such Indebtedness shown on the Final Balance Sheet within five (5) business days by wire transfer of immediately available funds to the account designated in writing by Buyer; or

(iv)	If none of paragraphs (i) through (iii) of this subsection are applicable, there shall be no adjustment pursuant to this subsection.

Execution Version

(e) Escrow Adjustment. Amounts paid from the Escrow Amount to the Sellers’ Representative shall be considered additional Per Share Closing Consideration and shall be paid to the Sellers by the Sellers’ Representative in the same manner as provided in Section 3.3(b).

ARTICLE III
CLOSING AND CLOSING DELIVERIES AND SELLERS’ REPRESENTATIVE

3.1 Closing. The closing of the Transaction and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Closing”) shall take place at the offices of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York 13202, at 10:00 A.M. Eastern Time, on July 31, 2008 or, in the event that any conditions have not been satisfied or waived on such date, on the third business day after the conditions to each party’s obligations hereunder (other than receipt of closing deliveries) have been satisfied or waived, or such other time and place upon which the parties may agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

3.2 Minimum Acquisition. Subject to ARTICLE VIII, Buyer shall not refuse to close the transactions contemplated by this Agreement if the Stockholders owning at least seventy percent (70%) of the issued and outstanding shares of MSK Common Stock as of the Closing Date have become parties to and bound by the terms and conditions of this Agreement and have complied with the pre-Closing covenants required of the Sellers in this Agreement on or before July 25, 2008, unless, Buyer, in its sole discretion, elects prior to the Closing an alternate structure as provided for in Section 7.12, in which case, Buyer shall not refuse to close the transactions contemplated by such alternate structure if the Stockholders have obtained the necessary approvals, consents and signatures to close the transactions contemplated by such alternate structure. Buyer, in its sole discretion, shall not be obligated to close the transactions contemplated by this Agreement if the Stockholders owning at least seventy percent (70%) of the issued and outstanding shares of MSK Common Stock as of the Closing Date have not become parties to and bound by the terms and conditions of this Agreement and/or have not complied with the pre-Closing covenants required of the Sellers in this Agreement on or before noon on July 25, 2008. Additionally, Buyer, in its sole discretion, shall not be obligated to close the transactions contemplated by an alternate structure as provided for in Section 7.12 if the Stockholders have not obtained the necessary approvals, consents and signatures to close the transactions contemplated by such alternate structure.

3.3 Closing Date Deliveries. At the Closing:

(a) Deliveries by Sellers. Sellers’ Representative will deliver, or cause to be delivered, to Buyer:

(i)	certificates representing all of the outstanding MSK Common Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii)
termination agreements (each an “Option Termination Agreement”), each of which shall be effective at or prior to Closing, fully executed by MSK and each holder of outstanding Options, if any, and pursuant to which the Option held by each such holder is terminated and cancelled at or prior to Closing;

Execution Version

(iii)	the Non-Competition Agreement, substantially in the form attached hereto as Exhibit 3.3(a)(iii), each duly executed by each Principal Stockholder and MSK;

(iv)
all Consents and Governmental Approvals required to be obtained in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby or thereby, dated as of the Closing Date and in full force and effect;

(v)	the Proprietary Information Agreement, substantially in the form attached hereto as Exhibit 3.3(a)(v), duly executed by each employee and director of MSK and MSK;

(vi)
a certificate executed by MSK and the Principal Stockholders representing and warranting to Buyer that each of the representations and warranties made in this Agreement by such Person is accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(vii)
evidence, in form and substance reasonably satisfactory to Buyer, of the discharge, removal or termination of all Liens (other than Permitted Liens) to which any of MSK’s assets are subject, which releases shall be effective at or prior to the Closing;

(viii)
evidence, in form and substance reasonably satisfactory to Buyer, that Sellers’ and MSK’s legal counsel and other agents and representatives have been paid in full (or will be paid in full at Closing) and that, as of the Closing, MSK has no liability or obligation to any of such legal counsel and other agents and representatives;

(ix)
evidence, in form and substance reasonably satisfactory to Buyer, that all Indebtedness has been repaid in full and extinguished (or will be repaid in full and extinguished at Closing) and that, as of the Closing, MSK has no liability or obligation for any Indebtedness;

(x)	an opinion from MSK’s counsel relating to the transactions contemplated by this Agreement reasonably acceptable to Buyer;

(xi)	each other document or instrument reasonably required by Buyer to be delivered at Closing by MSK and/or the Sellers;

Execution Version

(xii)
Buyer shall have received a certificate from MSK dated as of the Closing Date and sworn under penalty of perjury stating that MSK is or has been at any time during the five (5)-year period ending on the date of certification a “United States real property holding company” within the meaning of Code Section 897(c)(2); and

(xiii)
the ALTA owner’s policy of title insurance required by Section 4.16(a) of this Agreement, along with any other evidence, in form and substance reasonably satisfactory to Buyer, that Seller’s representations contained within Section 4.16 of this Agreement are true and correct as of the date of Closing.

(b) Delivery of Per Share Closing Consideration. At the Closing, the aggregate Per Share Closing Consideration (as described in Section 2.2(a)) shall be paid by Buyer to the Disbursing Agent by wire transfer pursuant to the wire instructions set forth on Schedule 3.3(b) attached hereto. As soon as reasonably practicable thereafter, the Per Share Closing Consideration shall be paid by the Disbursing Agent to the Sellers pro rata in accordance with their ownership of MSK Common Stock immediately prior to the Closing.

(c) Buyer Deliveries. Buyer will deliver to the Sellers’ Representative:

(i)
a certificate executed by Buyer representing and warranting to the Sellers that each of the representations and warranties made in this Agreement by Buyer is accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(ii)	each other document or instrument reasonably required by Sellers’ Representative to be delivered at Closing by Buyer.

3.4 Sellers’ Representative.

(a) Appointment. The Stockholders hereby irrevocably constituted and appointed, effective as of the date of this Agreement, Sellers’ Representative, as their true, exclusive and lawful agent, representative and attorney-in-fact in connection with the transactions contemplated by this Agreement and the Ancillary Documents, and authorized the Sellers’ Representative to (i) exercise all or any of the powers, authority and discretion conferred on it under any such agreement, including preparing, negotiating, executing and delivering any documents, incurring any costs and expenses and making any and all determinations, (ii) waive any terms and conditions of any such agreement, (iii) give and receive notices and communications (including relating to indemnification), (iv) authorize delivery to Buyer of any part of the Escrow Fund in satisfaction of claims by Buyer, (v) object to such deliveries, (vi) agree to, negotiate, enter into settlements and compromises of, and demand arbitration (if applicable) and comply with orders of courts and awards of arbitrators with respect to such claims, and (vii) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, and Sellers’ Representative hereby accepts such appointment. Without limiting the generality of the appointment hereunder, the Sellers’ Representative shall have authority to make all decisions and exercise all powers, authority and discretion of the Sellers’ Representative as set forth in the Escrow Agreement.

Execution Version

(b) Bindingness. The Sellers shall be irrevocably and absolutely bound by all actions taken, rights, powers or authority exercised, and decisions and determinations made by the Sellers’ Representative in its capacity thereof (including for indemnification), as if such Seller personally had taken such action, exercised such rights, powers or authority or made such decision or determination in such Seller’s capacity. The Sellers’ Representative shall promptly, and in any event within ten (10) business days, provide written notice to the Sellers of any action taken on their behalf by the Sellers’ Representative pursuant to the authority delegated to the Sellers’ Representative under this Section. The Sellers’ Representative shall at all times act in its capacity as the Sellers’ Representative in a manner that the Sellers’ Representative believes in good faith to be in the best interest of the Sellers.

(c) Liability and Reliance. None of Buyer, MSK, the Sellers’ Representative or their respective stockholders, officers, directors, Affiliates, members, agents or representatives shall be liable to any Seller or its shareholders, partners, members, officers, directors, beneficiaries, participants, Affiliates and agents for any error of judgment, or any action taken, suffered or omitted to be taken, on the part of the Sellers’ Representative, except that the Sellers’ Representative shall be liable for its gross negligence, bad faith or willful misconduct. The Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in reasonable reliance on the advice of such counsel, accountants or experts. The Sellers’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Ancillary Document. As to any matters not contemplated by this Agreement or any other Ancillary Document, the Sellers’ Representative shall not be required to exercise any discretion or take any action. Buyer and MSK shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and the Ancillary Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed by or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon each such Seller.

(d) Resignation, Appointment of Successor. The Sellers’ Representative may resign by providing thirty (30) days’ prior written notice to the Sellers and Buyer. Upon the resignation of the Sellers’ Representative, the Sellers who owned more than a majority of the outstanding shares of MSK Common Stock immediately prior to the Closing shall, within thirty (30) days after receipt of any resignation, appoint a replacement Sellers’ Representative to serve in accordance with the terms of this Agreement. Such replacement Sellers’ Representative shall promptly notify Buyer in writing of his, her or its appointment.

(e) Indemnification. Each Seller, severally but not jointly, shall indemnify and hold harmless and shall reimburse the Sellers’ Representative from and against such Seller’s ratable share of any and all liabilities, losses, damages, claims, reasonable third party costs or reasonable third party expenses (including reasonable attorneys’ fees and cost of investigation) suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative under this Agreement or any other Ancillary Document, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence, bad faith or willful misconduct (the “Sellers’ Representative Expenses”). In all matters relating to this Section, the Sellers’ Representative shall be the only party entitled to assert the rights of the Sellers, and the Sellers’ Representative shall perform all of the obligations of the Sellers delegated to it hereunder.

Execution Version

(f) Representations and Warranties of Sellers’ Representative. The Sellers’ Representative represents and warrants to Buyer as follows:

(i)
Subject to approval of this Agreement by the Sellers, the Sellers’ Representative has the full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it will be a party, to perform fully its obligations hereunder and thereunder. All actions, authorizations and consents required by any Applicable Law for the execution, delivery and performance by the Sellers’ Representative of this Agreement and each of the Ancillary Documents to which it is or will be a party have been properly taken or obtained. The Sellers’ Representative has duly executed and delivered this Agreement and, on the Closing Date, will have duly executed and delivered each of the Ancillary Documents to which the Sellers’ Representative will be a party; and

(ii)
This Agreement constitutes, and on the Closing Date each of such Ancillary Documents will constitute, the legal, valid and binding obligations of the Sellers’ Representative, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and rules of Applicable Law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
MSK AND PRINCIPAL STOCKHOLDERS

Except as otherwise set forth in the Schedules to this Agreement, MSK and each Principal Stockholder in his capacity as an officer and/or director of MSK and not in his personal capacity, jointly and severally, hereby represent and warrant to Buyer as follows:

4.1 Authorizations, etc. MSK has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party, to perform fully its obligations hereunder or thereunder, and to consummate the transactions contemplated hereby and thereby. Except as set forth in Schedule 4.1, all actions, authorizations and consents required by any Applicable Law for the execution, delivery and performance by MSK of this Agreement and each of the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby, have been properly taken or obtained. MSK has duly executed and delivered this Agreement and, on the Closing Date, will have duly executed and delivered each of the Ancillary Documents to which MSK will be a party. This Agreement constitutes, and on the Closing Date each of such Ancillary Documents will constitute, the legal, valid and binding obligations of MSK enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Execution Version

4.2 Corporate Status.

(a) MSK is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where its business is conducted and such properties are owned, leased or operated.

(b) MSK is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 4.2(b), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary.

(c) MSK has delivered to Buyer complete and correct copies of the certificate of incorporation and by-laws of MSK, as amended through, and in full force and effect on, the date hereof.

4.3 Subsidiaries. MSK does not have and has never had any Subsidiaries.

4.4 Capitalization. The authorized capital stock of MSK consists of 2,000,000 shares of MSK Common Stock, of which 1,388,598 shares are issued and outstanding on the date hereof. Schedule 4.4 sets forth the true and correct name of each record holder of the issued and outstanding shares of MSK Common Stock, and the number of shares of Common Stock owned by such holder. Other than the MSK Common Stock, no class or series of capital stock of MSK is or has been authorized. All of the issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares are subject to, nor have been issued in violation of any pre-emptive or similar rights. All issuances, sales and repurchases of equity interests by MSK have been effected in compliance with all applicable laws, including, without limitation, applicable foreign, federal and state securities laws. Schedule 4.4 sets forth a true, correct and complete list of each outstanding Option on the date of this Agreement, as well as the number of shares subject to such Option, the exercise price and the expiration date thereof. At Closing, there will be no Options and there are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating MSK to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in MSK or securities convertible into or exchangeable for such shares or equity interests, or (ii) contractual obligations of MSK to repurchase, redeem or otherwise acquire any of their respective capital stock or equity interest.

Execution Version

4.5 No Conflicts and Governmental Approvals, etc.

(a) Conflicts. The execution, delivery and performance by MSK of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice, the lapse of time, or both): conflict with; contravene; result in a violation or breach of; result in a default under; give rise to a right of, acceleration, amendment, cancellation, modification, termination or vesting under; result in a decreased right of MSK or obligation of any other Person under; result in an increased or additional obligation of MSK or right of any other Person under (i) any Applicable Law, (ii) the certificate of incorporation or by-laws of MSK, (iii) any Material Contract to which MSK is a party or by which MSK or any of its material properties or assets may be bound or affected.

(b) Governmental Approvals. Except as specified in Schedule 4.5(b), (i) no Governmental Approval or other Consent is required to be obtained or made by MSK and (ii) MSK is not or will not be required to give any notice to any Person in connection with the execution and delivery of this Agreement and the Ancillary Documents to which each is a party, or the consummation of the transactions contemplated hereby and thereby.

4.6 Financial Statements. Attached hereto as Schedule 4.6 are (i) reviewed financial statements of MSK for the years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007, and (ii) unaudited financial statements of MSK for the interim period ended on the last day of the month immediately preceding the date of this Agreement (collectively, (i) and (ii) are the “Financial Statements”). Except as set forth on Schedule 4.6, the Financial Statements have been derived from the books and records of MSK and were prepared in accordance with GAAP applied on a consistent basis for the periods involved and fairly present, in all material respects, the consolidated financial position of MSK as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended, subject, in case of the unaudited Financial Statements, to the absence of notes and presentations items required by GAAP and to normal year-end adjustments.

4.7 Absence of Undisclosed Liabilities. MSK has no liabilities or obligations of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed, provided for and reserved for in the reviewed balance sheet (the “Balance Sheet”) of MSK as of December 31, 2007, included in the Financial Statements (or notes thereto), (b) for liabilities and obligations that were incurred after the date of the Balance Sheet in the ordinary course of business, and (c) the Transaction Expenses.

4.8 Taxes.

(a) Returns, Payments and Jurisdiction Claims. MSK has timely filed with the appropriate Governmental Authorities all returns and reports in respect of Taxes (the “Returns”) required to be filed by each of them in respect of the Business (taking into account any extension of time to file granted with respect thereto). The information on such Returns (as amended, if applicable) is complete and accurate in all material respects. MSK has paid on a timely basis all Taxes, whether or not show on the foregoing Returns. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of MSK. No claim has been made in writing in the past five (5) years by any Governmental Authority in a jurisdiction where MSK does not file Returns that MSK is or may be subject to taxation under that jurisdiction.

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(b) Deficiencies, Audits, Claims, Extensions, etc. No unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority or other Governmental Authority with respect to MSK for any Pre-Closing Period and, to the Knowledge of MSK, there are no pending audits, investigations or claims for or relating to any liability in respect of Taxes of MSK, nor has MSK been notified of any request for such an audit, investigation or claim. MSK has not requested any extension of time within which to file any currently unfiled Returns in respect of any Taxes. No extension of a statute of limitations relating to any Taxes is in effect with respect to MSK.

(c) Accrual, Withholding, Taxes of Others and Filing Jurisdictions. (i) MSK has accrued or will accrue on its books a liability for Taxes payable by it for any Pre-Closing Period which are not paid prior to the Closing Date; (ii) MSK has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (iii) MSK is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any Tax sharing agreement or any other agreement providing for payments by MSK with respect to Taxes (including any obligations under Treasury Regulations Section 1.1502-6 or similar state or local law for Taxes of an affiliated, consolidated and/or unitary group); and (iv) Schedule 4.8(c) contains a list of all jurisdictions in which MSK is required to file Returns.

(d) Income Inclusions and Deduction Exclusions. Except as disclosed on Schedule 4.8(d), MSK will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date or any adjustment pursuant to Section 481(a) of the Code (or any analogous provision of other Applicable Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of other Applicable Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(e) Safe Harbor Lease, Alternative Depreciation, Tax-Exempt Use Property. None of the assets of MSK: (i) is property that MSK is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) is required to be depreciated under the alternative depreciation system under Section 168(g)(2) of the Code or (iii) is a “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Listed Transactions. MSK is not required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of other Applicable Law. MSK has made all other necessary disclosures required by Treasury Regulation Section 1.6011-4 and any similar provision of other Applicable Law, and MSK has not been a participant in a transaction described in Treasury Regulation Section 1.6011-4(b)(3) or 1.6011-4(b)(4) or any similar provision of other Applicable Law. MSK has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or any similar provision of other Applicable Law, and is in possession of supporting documentation as may be required under any such provision.

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(g) Joint Ventures, Partnerships, Etc. MSK is not a party to any joint venture, partnership or other agreement, contract or arrangement that could be treated as a partnership for federal income Tax purposes.

(h) Miscellaneous.

(i)	No indebtedness of MSK consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(ii)
MSK is not a party to any agreement that would require MSK or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(iii)	MSK has delivered or made available to the Purchaser copies of each of the Returns for income Taxes filed on behalf of MSK since January 1, 2004.

(iv)	MSK has not filed a consent under Section 341(f) of the Code.

(v)	Schedule 4.8(h)(v) lists all federal, state, local and foreign Returns for taxable periods ending on or after December 31, 2003 that have been audited and those that are the subject of audit.

(vi)	Except as set forth on Schedule 4.8(h)(vi), none of the assets of MSK constitutes tax-exempt bond financed property.

(vii)	No power of attorney has been granted by MSK with respect to any matter relating to Taxes which is currently in force.

(viii)
MSK has made a valid S election under Section 1361 of the Code and the corresponding provision of New York law. Such election was effective as of the year commencing September 1, 2001 for federal and New York state income tax purposes.

4.9 Absence of Changes. Except as set forth in Schedule 4.9, since the date of the Balance Sheet, MSK has not:

(a) declared, set aside, made, set a record date for or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

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(b) issued or sold any shares of any class of its capital stock or other ownership interest, or any securities convertible into or exchangeable for any such shares or interest, or issued, sold, granted or entered into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interest or any securities convertible into or exchangeable for any such shares or interest, except for any shares of MSK Common Stock issued upon the exercise of any Options outstanding on the date hereof;

(c) incurred any material obligation or liability except Transaction Expenses and current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business;

(d) discharged or satisfied any Lien, other than those required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than (i) current liabilities shown on the Balance Sheet, (ii) current liabilities incurred since the date thereof in the ordinary course of business, and (iii) scheduled payments of principal or interest on any Indebtedness through the Closing Date;

(e) subjected any of its assets to any Lien other than any Permitted Lien;

(f) sold, transferred, leased to others or otherwise disposed of any of its assets, except in the ordinary course of business or fixed assets having an aggregate value of less than $50,000, or canceled or compromised any debt or claim in excess of $50,000 in each case or $100,000 in the aggregate, or waived or released any right of substantial value, except in the ordinary course of business;

(g) received any written notice of termination of any Material Contract;

(h) suffered any damage, destruction or loss (whether or not covered by insurance) in excess of $50,000 to any of its assets;

(i) changed in any material respect its tax or accounting practices, policies or principles except as required by any Applicable Law or GAAP;

(j) paid, granted or committed to grant any increase in any remuneration or benefits (including salary, incentive, change in control, retention or severance compensation) of any current or former director, officer, agent, other employee of or consultant to MSK outside of the ordinary course of business, except where such payment or increase is required by any Applicable Law or any contractual obligation existing on the date of this Agreement;

(k) made or committed to make any capital expenditures or capital additions or improvements in excess of an aggregate of $50,000, except for capital expenditures or capital additions or improvements made in the ordinary course of business or contemplated by an approved budget of MSK;

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(l) instituted, settled or agreed to settle any Litigation before any Governmental Authority, other than in the ordinary course of business;

(m) transferred or granted any material rights or licenses under, or entered into any settlement regarding the infringement of, its Proprietary Rights or entered into any licensing or similar agreements or arrangements with respect thereto;

(n) made any amendment or changes in its certificate of incorporation or bylaws;

(o) incurred any obligation or liability in excess of $10,000 that binds MSK for a term of more than one year;

(p) engaged in any other transactions outside the ordinary course of business and not heretofore identified on Schedule 4.19; or

(q) made a commitment to take any of the foregoing actions.

4.10 Litigation. Except as disclosed on Schedule 4.10, there is no Litigation pending or, to the Knowledge of MSK, threatened, against MSK or its assets, or seeking to prevent, hinder or delay the transactions contemplated by this Agreement or any of the Ancillary Documents. No citations, fines or penalties have been asserted against MSK under any Applicable Law which remain outstanding. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against MSK.

4.11 Governmental Approvals. Schedule 4.11 sets forth all material Governmental Approvals required to be held and/or used in the Business. All such Governmental Approvals have been duly obtained and are in full force and effect, and MSK is in compliance with each such Governmental Approval.

4.12 Compliance with Laws. Except as set forth in Schedule 4.12, MSK is, and at all times since January 1, 2000 has been, in compliance with all material Applicable Laws; provided, however, to the extent the failure to comply with one or more immaterial Applicable Laws exceeds twenty thousand dollars ($20,000) individually or in the aggregate such failure(s) shall be considered a failure to comply with a material Applicable Law. MSK has not received any written notice alleging any violation or breach of, or failure to be in compliance with, any Applicable Law that has not been cured or waived. MSK hold all Permits required to operate its business. MSK is in material compliance with the terms of such Permits.

4.13 Title to Assets. Except as disclosed on Schedule 4.13, MSK has good and marketable title to all of the tangible and intangible assets owned by it, free and clear of any Liens. Except as disclosed on Schedule 4.13, MSK owns, leases, licenses or otherwise has the contractual right to use all of the assets used in or necessary for the conduct of its business as currently conducted.

4.14 Contracts. Schedule 4.14 sets forth a true and complete list, and MSK has provided Buyer complete copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description of all material terms, of each of the following to which MSK is a party or is otherwise bound (each, a “Material Contract”):

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(i)	all loan agreements, indentures, mortgages, notes, installment obligations, capital leases, or other agreements or instruments relating to Indebtedness (or guarantees thereof);

(ii)
all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, supplies, equipment or services, and all agreements with independent dealers or manufacturer’s representatives, in each case requiring payment to or from MSK in an amount in excess of $20,000 per annum which are not terminable on 60 days’ or less notice without cost or other liability;

(iii)
all collective bargaining, employment, severance and other agreements requiring change of control or parachute payments from MSK, or any other type of contract or understanding between MSK and any of its respective officers or employees, other than pursuant to the Plans, which is not terminable by MSK upon 30 days’ or less notice without cost or other liability;

(iv)	all joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities by MSK with any other Person;

(v)	all rights to use the intellectual property of a third party, whether pursuant to a license, sublicense, agreement or otherwise;

(vi)	all Government Contracts;

(vii)
pension, profit sharing, Option, employee stock purchase, stock appreciation right, phantom stock option or other plan providing for deferred or other compensation to employees or any other employee benefit plan;

(viii)	contract relating to loans to officers, directors, Sellers or their Affiliates;

(ix)	Guarantee of any obligation;

(x)	contract under which MSK has advanced or loaned, or agreed to advance or loan, any Person amounts in the aggregate exceeding $10,000;

(xi)	contract pursuant to which MSK is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by MSK;

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(xii)	warranty contract with respect to its services rendered or its products sold or leased;

(xiii)	contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $10,000;

(xiv)	contracts with independent agents, brokers, dealers or distributors which provide for annual payments in excess of $10,000;

(xv)	employment, consulting, sales, commissions, advertising or marketing contracts;

(xvi)	contracts providing for “take or pay” or similar unconditional purchase or payment obligations;

(xvii)	contracts with Persons with which, directly or indirectly, a Seller also has a contract;

(xviii)
contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder upon a change in control of MSK or which would provide any Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(xix)	nondisclosure or confidentiality contracts;

(xx)	power of attorney or other similar contract or grant of agency;

(xxi)
any other contract which is material to its operations and business prospects or involves a consideration in excess of $50,000 annually, excluding any purchase orders in the ordinary course of business; and

(xxii)	all agreements containing covenants that in any way purport to restrict the business activity of MSK or limit the freedom of MSK to engage in any line of business or to compete with any Person.

Except as disclosed on Schedule 4.14, MSK is not in material default, and to the Knowledge of MSK, no other party is in material default, under any Material Contract and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Contract or would result in the creation of or right to obtain any Lien upon, or any Person obtaining any right to acquire, any assets, rights or interests of MSK. Except as disclosed on Schedule 4.14: (i) each Material Contract is in full force and effect and is a valid and binding obligation of MSK and, to the Knowledge of MSK, the other parties thereto; and (ii) MSK has not received notice from any party to a Material Contract that such party intends either to modify, cancel or terminate a Material Contract. Except as disclosed on Schedule 4.14 or, in respect of Leases, Schedule 4.16, MSK is not required under any Material Contract to obtain the Consent of any party to a Material Contract to transfer the MSK Common Stock to Buyer and otherwise consummate the transactions contemplated by this Agreement

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4.15 Proprietary Rights.

(a) MSK’s Rights to Proprietary Rights. MSK owns or has the right to use pursuant to licenses, sublicenses, agreement, permission or other rights to use all Proprietary Rights that are necessary to the conduct of its business as currently conducted. The stockholders, directors, officers and employees of MSK have heretofore transferred to MSK all right, title and interest of such person in and to all of the Proprietary Rights that are necessary for MSK to conduct its business as currently conducted, which are listed on Schedule 4.15(b). Following the consummation of the transactions contemplated by this Agreement, each Proprietary Right listed on Schedule 4.15(b) (except to the extent, if any, otherwise indicated thereon) will be owned or available for use by MSK on the same terms and conditions as were applicable immediately prior to Closing.

(b) List of Proprietary Rights. Schedule 4.15(b) sets forth a true and complete list of:

(i)
all material unregistered trademarks used by MSK, and all trademark registrations and applications to register trademarks used by MSK, including for each such trademark, identification of the owner, the application or registration number, country, filing or registration date, expiration date, filing class and description of the mark;

(ii)
all service mark registrations and applications to register service marks used by MSK, including for each such service mark, identification of the owner, the application or registration number, country, filing or registration date, expiration date, filing class and description of the mark;

(iii)
all copyrights registrations and applications to register copyrights for copyrights used by MSK, including for each such copyright, identification of the owner, the application or registration number, country, filing or registration date, expiration date, filing class and description of the copyrighted work;

(iv)
all patents and patent applications used by MSK, including for each such patent and patent application, identification of the owner, the application serial number or issue patent number and country; and

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(v)
any other material Proprietary Rights used by MSK, or licensed or sublicensed by MSK to a third party, including without limitation, any of the Stockholders and their respective Affiliates (and a summary description of the Proprietary Rights subject to such license or sublicense, and the names of the parties thereto).

(c) Royalties or Fees. Except as disclosed in Schedule 4.15(c), MSK is not required to pay any royalty, license fee or similar compensation in connection with the conduct of its business as currently conducted.

(d) Infringement by MSK. MSK has not infringed upon or misappropriated any Proprietary Rights of third parties in any respect. No claims have been asserted in writing by any Person alleging that MSK infringed upon or misappropriated the Proprietary Rights of any other Person. No action, suit, proceeding, complaint, claim or demand is pending, or to the Knowledge of MSK, threatened, which challenges the legality, validity, use or ownership of the Proprietary Rights listed as owned by MSK on Schedule 4.15(b).

(e) Infringement by Third Parties. Except as disclosed in Schedule 4.15(e), to the Knowledge of MSK, no Person is infringing upon or misappropriating any Proprietary Rights of MSK.

(f) Actions or Suits. No material action, suit, proceeding, assertion, challenge or claim is pending or, to the Knowledge of MSK, threatened against a third party challenging the legality, validity, use or ownership of the same Proprietary Rights licensed or otherwise used by MSK.

(g) Restrictions. No Proprietary Rights listed as owned by MSK on Schedule 4.15(b), nor any of MSK’s products or services are subject to an outstanding injunction, judgment, order, decree, agreement or ruling restricting the use of the Proprietary Rights with respect to MSK or restricting the licensing thereof to any Person.

(h) Licensed Proprietary Rights. With respect to the Proprietary Rights listed on Schedule 4.15(b) as resulting from a license, sublicense, agreement, or permission, except for Permitted Liens, each such license, sublicense, agreement or permission is valid, binding, and in full force and effect in all material respects; MSK is not in material breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination thereunder; and MSK has not granted a sublicense or similar right with respect to the license, sublicense, agreement or permission, except as otherwise set forth on Schedule 4.15(b).

(i) Enforcement. All Proprietary Rights that are capable of being enforced, are fully enforceable. All required maintenance fees concerning the Proprietary Rights have been paid.

(j) Confidentiality Agreements. To the extent MSK or any of its officers or representatives have disclosed Proprietary Rights to any Person, whether in connection with a sale of MSK assets or equity or otherwise (but excluding disclosures to the MSK employees in connection with their employment with MSK), MSK has done so only after having each such Person enter into a confidentiality agreement or non-disclosure agreement that prevents such Person and its agents, directors, employees and officers from disclosing or using such Proprietary Rights other than in furtherance of an MSK purpose. The foregoing confidentiality agreements and/or non-disclosure agreements have a perpetual duration.

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4.16 Real Property.

(a) Owned Real Property. Schedule 4.16(a) sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property: (i) except as set forth on Schedule 4.16(a), MSK has fee simple title, free and clear of all Liens, except Permitted Liens; (ii) except as set forth on Schedule 4.16(a), MSK has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Seller shall provide Buyer at Closing an ALTA owner’s policy of title insurance insuring the marketable title to, a bring down of the abstract for, and a non-imputation endorsement with respect to, the Owned Real Property.

(b) Leased Real Property. Schedule 4.16(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.16(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) as of the date hereof, Seller has not received a notice of default or termination with respect to any of the Leases; (iv) there has not occurred any event which would constitute a material breach by the MSK of, or material default by MSK in, the performance of any covenant, agreement or condition contained in any Lease, and to the Knowledge of MSK, no lessor under a Lease is in material breach or default in the performance of any covenant, agreement or condition contained in such Lease; (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Seller; (vi) MSK has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (vii) MSK has not collaterally assigned or granted any Lien in such Lease or any interest therein.

(c) All Property. The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the real property used in the business of MSK; and the Seller is not a party to any option or agreement to purchase any other real property or interest therein.

(d) Condemnation. Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein.

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(e) Use. To the Knowledge of MSK, the current use and occupancy of the Owned Real Property and the operation of the business of MSK as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(f) Improvements. The buildings, structures and improvements included within the Owned Real Property (collectively, the “Improvements”) comply in all material respects with all Applicable Laws, including building and zoning ordinances and no material alteration, repair, improvement or other work that could give rise to a Lien has been performed in respect to such Improvements within the last 120 days. The Improvements and the mechanical systems situated therein, including without limitation the heating, electrical, air conditioning and plumbing systems, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, and the roof of each Improvement is in satisfactory condition and is not in need of current repair or replacement. The Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Applicable Law affecting the Real Property (other than possible set back violations, none of which will have a Material Adverse Effect on the Real Property or its continued use, occupancy and operation as currently used, occupied and operated), and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvements in the event of casualty, is not dependent on any special Permit, exception, approval or variance. There is no pending for which notice has been served on MSK, or to the Knowledge of MSK, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property which would have a Material Adverse Effect. There are no encroachments upon any of the Real Property, and no portion of any Improvement owned by MSK encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property. Each Improvement has direct access, adequate for the operation of the business of MSK, in the ordinary course, to a public street adjoining the Real Property on which such Improvement is situated, and no existing way of access to any Improvement crosses or encroaches upon any property or property interest not owned by MSK.

4.17 Environmental Matters. Except as disclosed in Schedule 4.17:

(a) Releases. No Release, threatened Release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or about the Facilities, and no migration of Hazardous Substances into the environment off site of the Facilities has occurred, and the Facilities are free of Hazardous Substances as of the date of this Agreement, except those that are in compliance with Environmental Laws.

(b) Operations. The operations of MSK have been in compliance with Environmental Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The operations of MSK currently are in compliance with all Environmental Laws and, to the Knowledge of MSK, there are no facts, circumstances or conditions that currently exist that could adversely affect such continued compliance with Environmental Laws. Schedule 4.17 contains a list of all environmental permits which are required for the operations of MSK. MSK currently has all environmental permits which are required for its operations and MSK is not in violation in any material respect of any term, condition or provision of any environmental permit. During the time that MSK has owned or leased any of the Facilities, MSK has not used, generated, manufactured or stored on, under or about such Facilities or transported or arranged for disposal to or from such Facilities, any Hazardous Substances in violation of applicable Environmental Law. There is not now, nor has there ever been located at any of the Facilities any (i) underground storage tanks, (ii) asbestos-containing material, (iii) polychlorinated biphenyls, or (iv) chlorinated solvents, except those that are in compliance with Environmental Laws.

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(c) Litigation, Orders, Claims. During the time that MSK has owned or leased any of the Facilities, there has been no litigation brought or, to the Knowledge of MSK, threatened in writing against MSK by, or any settlement reached by MSK with, any party or parties respecting any Environmental Laws, or alleging the presence, disposal, Release or threatened Release of any Hazardous Substances on, from or under such Facilities. MSK is not the subject of any investigation or outstanding written order with any Governmental Authority respecting Environmental Laws or any Release or threatened Release of a Hazardous Substance. No claim has been made, is pending or, to the Knowledge of MSK, threatened against MSK alleging either or both that MSK may be in violation of any Environmental Law or an environmental permit, or may have any liability under any Environmental Law, including but not limited to liability for having arranged for the disposal or treatment of Hazardous Substances at non-owned disposal sites, and there are no facts, circumstances or conditions that could reasonably be expected to result in such a claim.

(d) Audit and Assessment Documentation. MSK previously has furnished or made available to Buyer accurate, true, and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding on- or off-site disposal of Hazardous Substances or Release of Hazardous Substances, spill control plans, and all other material correspondence, documents or communications with any Governmental Authority or other entity regarding the foregoing, that MSK currently has in its possession, or otherwise exists to the Knowledge of MSK (in which case, MSK has previously disclosed the existence of such documents and the identity of the party possessing the same, if known).

(e) Environmental Investigations. MSK will allow Buyer and Buyer’s environmental consultant to conduct mutually agreed upon investigations (including mutually agreed upon intrusive testing of buildings, soil and groundwater) of the environmental conditions of any real property owned, operated or leased by or for MSK and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases) as Buyer shall deem necessary or prudent (“Buyer’s Environmental Assessments”). Buyer’s Environmental Assessments shall be conducted by a qualified environmental consulting firm in compliance with applicable laws and in a manner that minimizes the disruption of MSK’s operations. Nothing contained herein shall invalidate the representations and warranties contained in this Agreement, and Buyer may rely on such representations and warranties notwithstanding Buyer’s Environmental Assessments and without proof of reliance.

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(f) Deluxe Indemnity. MSK is a party to a Purchase and Sale Agreement dated as of October 26, 1999 between MSK and Deluxe Financial Services, Inc., a Minnesota corporation (“Deluxe”) as amended by an Amendment to the Purchase and Sale Agreement dated as of December 30, 1999 (the “PSA”). The covenants relating to environmental matters in the PSA are enforceable and will be enforceable after the transactions contemplated by this Agreement. Pursuant to the PSA, Deluxe has an environmental indemnification obligation of up to $500,000 and as of the date of this Agreement the remaining environmental indemnification obligation of Deluxe under the PSA is $257,000. To the Knowledge of MSK, Deluxe is in compliance with its obligations under the PSA. The parties acknowledge and agree, however, that MSK makes no representation or warranty regarding Deluxe’s obligations under the PSA that might no longer be enforceable due to the effect of an applicable statute of limitations.

4.18 Employees, Labor Matters, etc. MSK is not a party to or bound by any collective bargaining agreement, and there are no labor unions, work councils or other organizations representing or, to the Knowledge of MSK, purporting or attempting to represent any employee of MSK. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of MSK is currently ongoing or, to the Knowledge of MSK, has been threatened since January 1, 2002. To the Knowledge of MSK, MSK has complied in all material respects with all applicable provisions of Applicable Law pertaining to the employment or termination of employment of any Person, including, without limitation, all such Applicable Laws relating to labor relations, affirmative action plans, equal employment, leaves of absence, reasonable accommodations, wage payments (including vacation and other accrued benefits), other fair employment practices, entitlements, prohibited discrimination, immigration status, Tax information reporting, Employment and Withholding Taxes or other similar employment practices or acts. MSK has not withheld from a paycheck of any current or former employee any amounts due from such employee to MSK, except to the extent permitted by Applicable Law. There is no claim against MSK alleging any form of discrimination that has been filed with the United States Equal Employment Opportunity Commission, New York State Division of Human Rights or any other federal or state agency by any current or former employee of MSK since January of 2005 that has been served on MSK and to the Knowledge of MSK, there is no reasonable basis for any such claim. MSK has no employees in any country of the world other than the United States.

4.19 Employee Benefit Plans and Related Matters.

(a) Schedule 4.19(a) sets forth a true and complete list, separately by plan sponsor, of each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA without regard to whether ERISA applies thereto, (ii) all other employee benefit plans, agreements, policies or arrangements or payroll practices; consulting, independent contractor, and leased employee agreements; all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, deferred compensation, change in control rights or benefits, termination or severance benefits, retention bonuses or other retention or salary continuation compensation, sick leave, vacation pay, stock purchase, fringe benefits and perquisites (including without limitation, club memberships), medical, dental, and hospitalization benefits, life insurance, short-term and long-term disability benefits, educational assistance, rabbi trusts, Code Section 501(c)(9) trusts, Code Section 125 plans, multiple employer welfare plans or arrangements, and multiemployer welfare plans or arrangements; and (iii) all other plans, arrangements, policies or practices or contracts involving direct or indirect compensation or benefits (including any contracts entered into between MSK and any current or former officer, director, or employee of MSK), currently or previously maintained, established or entered into by MSK or to which MSK contributes or is or has been obligated or required to contribute or with respect to which MSK has or may have any liability (collectively, the “Plans”).

Execution Version

(b) True, current and complete copies of the following documents, with respect to each of the current Plans, have been delivered to Buyer by MSK, to the extent applicable: (i) all Plans’ plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the three (3) most recent annual Forms 5500 and all required schedules thereto and all top hat notices; (iii) the three (3) most recent annual actuarial reports, if any; (iv) determination letters, or other compliance documentation, issued by the Internal Revenue Service or other governmental authority since January 1, 1995; (v) summary plan descriptions, or if there is none for a particular current Plan, the primary written explanation to employees of that plan; (vi) all written interpretations of the Plans, and all written descriptions of all non-written agreements relating to the Plans; (vii) the three (3) most recent annual financial statements for each Plan (to the extent applicable); and (viii) all material communications to or from government agencies (including, without limitation, the Internal Revenue Service and U.S. Department of Labor) relating to current Plans.

(c) Except as disclosed in Schedule 4.19(c), (i) MSK has not sponsored, contributed or been required to contribute to, and (ii) none of the Plans is: (aa) a plan subject to Title IV of ERISA or Code Section 412, or (bb) a “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

(d) Nothing has occurred that would be a breach of fiduciary responsibility by any “fiduciary” (within the meaning of ERISA Section 3(21)) of any Plan. The Plans have been maintained (and all obligations required to be performed have been performed), in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Applicable Laws, and neither MSK nor any “party in interest” or “disqualified person” with respect to any Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other Applicable Laws. No Plan fiduciary has any liability (under ERISA Section 502(l) or otherwise) for breach of fiduciary duty, or any other failure to act or comply in connection with the administration or investment of the assets of any Plan. Participation in each Plan has been made available to all individuals who, pursuant to the terms of such Plan, are entitled to participate.

(e) Each Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, including, without limitation, (i) any Plans intended to qualify under Section 401 of the Code meet such requirements in all material respects and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code meet such requirements in all material respects. Nothing has occurred with respect to the form or operation of such Plans that (unless corrected without liability to MSK) would cause the loss of such tax-favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other Applicable Law. There is no form or operational problems with the Plans.

Execution Version

(f) None of the Plans is a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)) or a multiple employer plan (within the meaning of ERISA Section 210).

(g) Except as disclosed in Schedule 4.19(g), none of the Plans provides for post-employment welfare benefits other than (x) a governmental plan to which contributions are mandatory, such as Social Security or Medicare, (y) a Plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States, or (z) where all liabilities under such Plan are fully the obligation of an insurer or other person unaffiliated with MSK.

(h) Except as disclosed in Schedule 4.19(h), all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans or by Applicable Law (without regard to any waivers granted under Section 412 of the Code or any other Applicable Law) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). All contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet. No “partial termination” within the meaning of Code Section 411(d)(3) has occurred with respect to any Plan intended to be qualified under Code Section 401(a) for which the vesting requirement thereof has not been met.

(i) There are no material pending actions, claims or lawsuits which have been asserted or instituted with respect to or against the Plans, the assets of any of the trusts under such Plans or the sponsor or administrator of any of the Plans, or against any fiduciary of the Plans (other than routine benefit claims), in each case that could cause liability for MSK, nor, to the Knowledge of MSK, are there any facts that would reasonably be expected to form the basis for any such claim or lawsuit.

(j) Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. No event has occurred and no action has been taken to jeopardize the qualified status of any such Plan or the tax-exempt status of any such trust.

(k) With respect to the Plans:

(i)	Each Plan subject to Section 412 of the Code or Section 302 of ERISA meets the minimum funding requirements of those Sections.

(ii)
No material liability has been incurred by, and no event, transaction or condition has occurred or exists that could result in any material liability of MSK under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans.

Execution Version

(iii)
Each of the Plans has been operated and administered in compliance with all Applicable Laws. There are no material pending or, to the Knowledge of MSK, threatened claims by or on behalf of any of the Plans, by any Governmental Authority, by any Person or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

(iv)
The consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents will not result in (y) an increase in the amount of compensation or benefits of any Person, or (z) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Person.

(l) There are no contracts, plans, agreements or arrangements covering any employee or former employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(m) The present value of the accrued benefit liabilities (whether or not vested) under each Plan that is maintained outside the United States primarily for the benefit of persons substantially all of whom are not residents in the United States that provides pension, retirement, early retirement, profit-sharing, deferred compensation or other similar benefits (each, a “Non-U.S. Plan”), determined as of the date of this Agreement and as of the Closing Date, either does not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities or any such excess has been accrued and reflected in the Balance Sheet. All benefits (whether or not vested) earned by employees that will be payable under each Non-U.S. Plan are, as of the Closing Date, properly accrued and reflected in the Balance Sheet. MSK does not maintain a Non-US Plan that is a private Plan.

(n) There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the Plans (i) that are subject to Title IV of ERISA, or (ii) that, although not subject to Title IV of ERISA, would be subject to Title IV of ERISA if they were sponsored or otherwise maintained by MSK in the United States, as determined in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such Plan.

(o) Neither MSK nor the PBGC has terminated any Plan that is subject to Title IV of ERISA, nor has MSK incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to Plans that are subject to Title IV of ERISA have been timely paid. No reportable event within the meaning of ERISA Section 4043 has occurred.

Execution Version

(p) Except with respect to the ESOP, no stock or other security issued by MSK forms or has formed a part of the assets of any Plan. Solely for purposes of this subparagraph (p), a stock option shall not be deemed to be a Plan.

(q) Any individual who performs, or has performed, services for MSK and who is not, or has not been, treated as an employee of MSK for federal income tax purposes is not, and was not, an employee for such purposes.

4.20 Related Party Transactions. Schedule 4.20 contains a complete and correct list (and if oral, an accurate and complete description of all material terms) of all Contracts pursuant to which any loans, leases, goods, services, materials or supplies are provided (a) by MSK, on the one hand, to Sellers or their Affiliates (other than MSK), on the other hand, or (b) by Sellers or their Affiliates (other than MSK), on the one hand, to MSK, on the other hand (each, an “Intercompany Arrangement”), in each case entered into, in effect, occurring or incurred within the past 24 months. Except as set forth on Schedule 4.20, neither the Principal Stockholders nor any of their respective Affiliates have been involved in any Intercompany Arrangement within the past 24 months. Schedule 4.20 sets forth a list of any material asset, tangible or intangible, which is used by MSK but owned by one or more Sellers or their Affiliates. Except as set forth in Schedule 4.20, no Intercompany Arrangement shall survive Closing.

4.21 Insurance. Schedule 4.21 sets forth a true and correct list of all insurance policies currently maintained by or for the benefit of MSK, including policies providing property, fire and extended coverage and casualty, liability and workers’ compensation coverage and bond and surety agreements, and other forms of insurance, and sets forth the following information with respect to each such insurance policy:

(a) the name, address and telephone number of the agent who is the contact person for such policy;

(b) the name of the insurer, the name of the policyholder and the name of each covered insured;

(c) the policy number and the period of coverage; and

(d) the type and limits of coverage provided under the policy.

With respect to each such insurance policy: (i) all policy premiums due to date have been paid in full and, to the Knowledge of MSK, the policy is legal, valid binding and enforceable; and in full force and effect in all material respects; and (ii) none of MSK or its Affiliates and, to the Knowledge of MSK, no other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the passage of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy. Except as set forth in Schedule 4.21, all of the insurance policies remain in full force and effect through thirty (30) days after the Closing Date. MSK has not during the last five (5) years been refused any insurance with respect to its assets or operations, nor, during the same period, has coverage ever been limited by any insurance carrier to which MSK has applied for any insurance policy or with which it has carried a insurance policy.

Execution Version

4.22 Product and Service Warranties. Set forth on Schedule 4.22 are copies of the standard forms of warranty offered by MSK to third parties with respect to each of the products marketed by MSK at any time since January 1, 2003. All material service or warranty liabilities of MSK to customers or other Persons are reflected on the Financial Statements or on the accounting records of MSK as of the Closing Date. From January 1, 2004 to the Closing Date, there have been no pending (for which MSK has been notified), nor to the Knowledge of the MSK, threatened, claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the Closing Date by MSK that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in accordance with GAAP. All of the services rendered by MSK (whether directly or indirectly through independent contractors) have been performed in material conformity with all expressed warranties and, in all material respects, with all applicable contractual commitments, and MSK does not have nor shall it have any liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business which are not required by GAAP to be disclosed in the Financial Statements. Set forth on Schedule 4.22 are the aggregate amount of warranty claims incurred by MSK in fulfillment of its obligation under any warranty for the last three (3) years. There is no reasonable basis upon which to expect an increase in warranty claims in the future.

4.23 Product Liability. Except as set forth in Schedule 4.23, (a) there has been no claim served on MSK or to the Knowledge of MSK any Stockholder or their respective Affiliates by or before any Governmental Authority against or involving MSK or concerning any product manufactured, shipped, sold and/or delivered by or on behalf of MSK relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold and/or delivered by or on behalf of MSK or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of MSK, none has been threatened nor is there any valid basis for any such claim; (b) there has not been any Occurrence; (c) there has not been any recalls conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of MSK, or any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake, any recalls and (d) there have been no material defects in design, manufacturing, materials or workmanship including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold and/or delivered by or on behalf of MSK. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by MSK have complied in all material respects with all requirements established by any Applicable Laws and Contracts.

4.24 Inventory. Except for reserves for obsolescence reflected on the Financial Statements or books of account of MSK, the inventory of MSK (including that reflected on the Financial Statements), taken as a whole, is in merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which it was intended, and has been reflected on the Financial Statements and carried on the books of account of MSK in accordance with GAAP applied on a consistent basis with the Financial Statements. Without limiting the generality of the foregoing, such inventory does not include any obsolete materials or any excess stock items, except as have been reserved against as reflected on the Financial Statements or the books of MSK and for adjustments to be made pursuant to Section 7.14. The reserves created by MSK to cover returns have been calculated and carried on the books of account of MSK in accordance with GAAP applied on a consistent basis with the Financial Statements.

Execution Version

4.25 Receivables and Payables. Except as disclosed on Schedule 4.25: (i) the accounts and notes receivable reflected on the Financial Statements or arising since the date of the Balance Sheet (collectively, the “Receivables”), are bona fide, represent valid obligations to MSK, and have arisen or were acquired in the ordinary course of business and in a manner substantially consistent with recent past practice and with the regular credit practices of MSK; (ii) MSK’s provision for doubtful accounts reflected on its Financial Statements or reserved on its books since the date of the Balance Sheet has been determined in accordance with GAAP applied on a consistent basis with the Financial Statements; (iii) none of the Receivables will at the Closing Date be subject to any valid defense, counterclaim or setoff; (iv) since the date of the Balance Sheet, MSK has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Receivables, except in the ordinary course of business consistent with past practice; and (v) there has not been any material change since the date of the Balance Sheet in the amounts of Receivables or the allowances with respect thereto, or accounts payable of MSK, from those reflected in the Balance Sheet. MSK has provided or made available to Buyer a schedule of aged Receivables and payables for MSK as of a date which is within three (3) business days of the date of this Agreement.

4.26 No Material Adverse Effect. Since the date of the Balance Sheet, no change, event, occurrence, condition or development has occurred that, either individually or in the aggregate with other changes, events, occurrences, conditions or developments, has had or could reasonably be expected to have a Material Adverse Effect. MSK and the Principal Stockholders have disclosed to Buyer all material information relating to MSK and/or the transactions contemplated by this Agreement.

4.27 Disclosure. Neither this Agreement nor any Ancillary Documents nor any other items prepared for or supplied to Buyer by or on behalf of MSK or the Sellers with respect to the transactions contemplated hereby and thereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

4.28 Suppliers and Customers. Schedule 4.28 sets forth the ten (10) largest suppliers and ten (10) largest customers of MSK, based on the dollar amount of sales or purchases for each of the three years ended December 31, 2007. Except as set forth on Schedule 4.28, no such supplier or customer has cancelled or terminated, or provided notice that it intends to cancel or otherwise terminate its relationship with MSK, or has during the last 12 months provided notice that it will materially decrease or materially limit, its services, supplies or materials for use by MSK or its usage or purchase of the services and products of MSK. Except as set forth on Schedule 4.28, no unfilled customer order or commitment obligating MSK to process, manufacture or deliver products or perform services will, to the Knowledge of MSK, result in a loss to MSK upon completion of performance, assuming that the cost of labor and material does not change. No purchase order or commitment of MSK is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. To the Knowledge of MSK, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on MSK’s relationship with any customer or supplier listed on Schedule 4.28 attached hereto.

Execution Version

4.29 Product Lines. Schedule 4.29 sets forth the profit margins and gross revenues (both determined in accordance with GAAP) for eighty percent (80%) of the highest revenue producing products manufactured and sold by MSK during the eighteen (18) month period preceding the date of this Agreement.

4.30 Indebtedness. Except for Indebtedness set forth on Schedule 4.30 and on the Balance Sheet, MSK did not have any Indebtedness outstanding or had not Guaranteed any Indebtedness as of December 31, 2007. Except as disclosed on Schedule 4.30, MSK is not in material default with respect to any agreement or instrument governing the terms of any outstanding Indebtedness. Complete and correct copies, and if oral, accurate and complete descriptions of the material terms, of all instruments, (including amendments, waivers and consents) relating to any Indebtedness or any Guaranty thereof has been made available to Buyer. As of the Closing Date, MSK will have no Indebtedness outstanding and no Guaranty of any Indebtedness.

4.31 Government Contracts.

(a) Compliance. With respect to each Government Contract, except as disclosed in Schedule 4.31(a), since January 1, 2000 (i) MSK has complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions, and requirements incorporated expressly, by reference, or by operation of Applicable Law therein, (ii) MSK has complied in all material respects with all requirements of Applicable Law or agreements pertaining to such Government Contract, including, where applicable, the Truth in Negotiations Act, the Price Reductions and Industrial Funding Fee clauses of MSK’s General Services Administration Schedule Contract, if any, and each MSK’s Cost Accounting Standards disclosure statement, if any, (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective date and MSK has complied in all material respects with all such representations and certifications, (iv) neither the United States Government nor any non-US government, state government, local government, prime contractor, subcontractor or other person has notified MSK, either in writing or orally, that MSK has breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to such Government Contract, (v) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect pertaining to such Government Contract, (vi) no cost incurred by MSK pertaining to such Government Contract has been challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority and (vii) no money due to MSK pertaining to such Government Contract has been withheld, reduced or set off nor has any claim been made to withhold or set off money and, to the Knowledge of MSK, MSK is entitled to all progress payments received with respect thereto.

(b) Investigations, etc. Neither MSK nor any of its directors, officers, employees, consultants or agents is or since January 1, 2000 has (A) been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or any audit investigation by any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract or (B) conducted or initiated any internal investigation, any investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract.

Execution Version

(c) Claims and Disputes. With respect to MSK, there exist (A) no outstanding claims against it by any Governmental Authority or by any non-US government, state or local government, prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and (B) no disputes between MSK and the United States Government under the Contract Disputes Act or any other federal statute or between MSK and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. MSK does not have any direct financial interest in any pending or potential claim against any Governmental Authority or any non-US government, state or local government, prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(d) Disbarment, Suspension, Improper Payments. Since January 1, 2000, (A) MSK has not been debarred or suspended from participation in the award of contracts with the United States Government or any other Governmental Authority; (B) there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of MSK or any director, officer or employee of such; (C) no payment has been made by MSK or, to the Knowledge of MSK, by any person on behalf of MSK, in connection with any Government Contract in violation of applicable procurement laws or in violation of, or requiring disclosure pursuant to, the FCPA; (D) all of MSK’s cost accounting and procurement systems and the associated entries reflected in the MSK’s financial statements with respect to the Government Contracts are in compliance in all material respects with Applicable Law.

(e) Tests and Inspections. Since January 1, 2000 (A) all test and inspection results provided by MSK to any Governmental Authority pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract of any article designed, engineered, manufactured or repaired by MSK were complete and correct in all material respects as of the date so provided; and (B) MSK have provided all test and inspection results to the United States Government or to any other Person pursuant to a Government Contract as required by Applicable Law and the terms of the applicable Government Contract.

(f) Government Property. Except as set forth on Schedule 4.31(f), as of the date of this Agreement, MSK is not in possession of any material government-owned property, including material, tooling and test equipment, provided under, necessary to perform the obligations under or for which Buyer could be held accountable under the Government Contracts. Schedule 4.31(f) sets forth a description of each item of material government-owned property and the value of such item.

(g) Performance. All of the Government Contracts were entered into in the ordinary course of the business and are capable of performance by MSK in accordance with the terms and conditions thereof and except as set forth on Schedule 4.31(g), to the Knowledge of the MSK, without loss if Sellers had continued to own and operate MSK without regard to the transaction contemplated by this Agreement and assuming that the cost of material and labor does not change.

Execution Version

4.32 Capital Expenditures and Investments. As of the date of this Agreement, MSK has outstanding Contracts and a 2008 budget for capital expenditures and investments as set forth in Schedule 4.32 which includes a schedule of all monies disbursed on account of capital expenditures and investments made by MSK since January 1, 2008.

4.33 Brokers, Finders, etc. There are and will be no claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon MSK.

4.34 Books and Records. The books of account, minute books, stock record books, and other records of MSK, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of MSK contain substantially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of MSK, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of MSK.

4.35 Condition and Sufficiency of Assets. Except as set forth on Schedule 4.35, the buildings, plants, structures, and equipment of MSK are structurally sound, are in good operating condition and repair (given the use and age of such assets), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, given the use and age of such assets and except for repairs and replacements that do not exceed ten thousand dollars ($10,000) per item. The real property, personal property, intangible property and intellectual property of MSK are sufficient for the continued conduct of the businesses of MSK after the Closing in substantially the same manner as conducted prior to the Closing.

4.36 Trade Controls.

(a) Prohibited Person. Except as set forth on Schedule 4.36, MSK is not a party to any Contract or bid with, or has not conducted business with, a Prohibited Person.

(b) Proceedings, Claims, etc. Except as set forth on Schedule 4.36, there is no pending or, to the Knowledge of MSK, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of MSK, investigation by a Governmental Authority of, MSK, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of MSK, threatened to be imposed) upon MSK or any of MSK’s assets or properties by or before any Governmental Authority, in each case, in connection with an alleged violation of Applicable Law relating to the export of data, goods or services to any foreign jurisdiction against which the United States of America or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce, the United States Department of State and the Office of Foreign Asset Control of the United States Department of Treasury.

Execution Version

(c) Compliance with Export Laws. MSK is in compliance with, and for the past five (5) years has maintained compliance with all laws and regulations controlling the export of products, services and technologies promulgated by any Governmental Authority, including without limitation, the Export Administration Regulations (EAR), 15 C.F.R. Parts 730-774, as amended, and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended.

(d) Compliance with Import Laws. MSK is in compliance with, and for the past five (5) years has maintained compliance with all laws and regulations controlling the import of products into the United States, including without limitation, United States Customs Regulations, 19 C.F.R. Parts 1-199, as amended.

4.37 Ethical Practices. Each of MSK and its employees, agents, consultants and each other Person acting for, or on behalf of, MSK, has complied with the United States Foreign Corrupt Practices Act (the “FCPA”) and all other Applicable Laws regarding illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”), and has not, directly or indirectly, used funds or other assets, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund. Notwithstanding the provisions of the immediately preceding sentence, the representations set forth in such sentence shall be applicable to MSK’s employees, agents, and consultants and other Persons acting for, or on behalf of, MSK solely to the extent that such actions of such Persons could result in the imposition of liability on MSK or Buyer under any Improper Payment Laws. There have been no false or fictitious entries made in the books or records of MSK relating to any such illegal payment or secret or unrecorded fund.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as otherwise set forth in the Schedules to this Agreement, each Seller, severally, but not jointly, hereby represent and warrant to Buyer as follows:

5.1 Authorizations, Due Execution, etc. Each Seller has all the requisite legal authority to execute and deliver this Agreement and the Ancillary Documents to which he is or will be a party, to perform fully his obligations hereunder or thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Document to which the Seller is or will be a party by such Seller and the performance of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized and no other action on the part of such Seller is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Execution Version

5.2 Execution, Delivery, Binding Obligation. This Agreement and the Ancillary Documents have been duly and validly executed and delivered by the Seller (to the extent he is a party thereto) and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Neither the execution and delivery of this Agreement or the Ancillary Documents by the Seller nor the consummation by such Seller of the transactions contemplated hereby and thereby nor compliance by such Seller with any of the provisions hereof or thereof will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under any of the terms, conditions or provisions of any contract, document, agreement, organizational or governance document to which such Seller is a party or may be subject or (b) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Seller.

5.3 Ownership. Each Seller is the holder of record of the number of shares of MSK Common Stock set forth across from such Seller’s name on Schedule 5.3. All of the shares held by the Seller are held free and clear of all Liens, have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.3, there are no options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Seller to transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in MSK or securities convertible into or exchangeable for such shares or equity interests. Upon payment of the consideration provided for in Section 2.2 allocable to the Seller to the Disbursing Agent at the Closing, such Seller will convey good and marketable title to all of such Seller’s shares of MSK Common Stock, free and clear of all Liens, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to Buyer at the Closing will be sufficient to transfer all of such Seller’s entire interest, legal and beneficial, in such Seller’s shares of MSK Common Stock to Buyer free and clear of all Liens, Contracts or other limitations whatsoever. The Seller is the sole owner of and has full right, power and authority to sell and vote his shares of MSK Common Stock set forth on Schedule 5.3. The Seller has full power and authority to deliver his shares of MSK Common Stock and the certificates evidencing such shares to Buyer as provided for herein, free and clear of all Liens, Contracts or other limitations whatsoever.

5.4 Non-Contravention. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to be entered into by the Seller, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon such Seller’s shares of MSK Common Stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Governmental Authority pursuant to, the organizational and governance documents, if any, of such Seller or any Applicable Law, Contract to which such Seller or such Seller’s properties or such Seller’s shares of MSK Common Stock are subject. The Seller has complied with all applicable Regulations and Orders in connection with the execution of, delivery of and performance of such Seller’s obligations under this Agreement, the agreements contemplated hereby to which such Seller is a party and the transactions contemplated hereby and thereby.

Execution Version

5.5 Brokers, Finders, etc. There are and will be no claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Seller.

5.6 Foreign Person. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Principal Stockholders and MSK as follows:

6.1 Corporate Status; Authorization, etc. Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New York. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer will be a party, and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Documents to which Buyer will be a party. This Agreement is, and on the Closing Date each of the Ancillary Documents to which Buyer will be a party will be, valid and legally binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity.

6.2 No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under or give rise to a right of acceleration, termination or vesting under (with or without the giving of notice or the lapse of time, or both) (i) the articles or certificate of incorporation or by-laws of Buyer, (ii) any Applicable Law applicable to Buyer or any Affiliate of Buyer or any properties or assets of Buyer or Affiliate thereof or (iii) any material contract, agreement or other instrument applicable to Buyer or any Affiliate thereof or any of their respective properties or assets.

6.3 Governmental Approvals. Buyer has obtained all Governmental Approvals required of it to consummate the transactions contemplated by this Agreement and the Ancillary Documents, except where the failure to obtain such Governmental Approvals would not, individually or in the aggregate, reasonably be expected to prevent, restrict, hinder or delay the consummation of this transactions contemplated by Agreement. Buyer is qualified to obtain, and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Buyer of the required Governmental Approvals.

Execution Version

6.4 Brokers, Finders, etc. There are and will be no claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon MSK.

6.5 Financial Arrangements of Buyer. Buyer has an adequate amount of cash on hand to pay the purchase price contemplated by this Agreement.

6.6 Investment Intent. Buyer is acquiring the MSK Common Stock for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

ARTICLE VII
COVENANTS

7.1 Conduct of Business. From the date hereof to the Closing, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, MSK agrees to use its commercially reasonable efforts to (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted, and to preserve intact in all material respects the present business organization of MSK, maintain the properties thereof in good operating condition and repair, keep available the services of the present officers and significant employees thereof, and preserve the relationship with customers thereof, suppliers thereof and others having business dealings with MSK; and (ii) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties forth herein. Without limiting the generality of the foregoing, except as may be reasonably required to satisfy the conditions set forth in ARTICLE VIII, MSK shall not, without the written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)
authorize, issue, sell or transfer any capital stock of MSK or any other securities of MSK, including any securities convertible or exercisable into or exchangeable for any capital stock or other securities of, or any warrants, options or other rights to acquire any capital stock or other securities of MSK;

(ii)	change or authorize any change in the certificate of incorporation or by-laws of MSK;

(iii)
declare or pay any dividend on, or make any other distribution except tax distributions to cover the Stockholders’ income taxes on their pass through income from MSK with respect to, any securities of MSK;

Execution Version

(iv)
acquire (whether by merger, consolidation, recapitalization or otherwise) the shares of capital stock or any other equity interest in, or a substantial portion of the assets of, any Person and/or any division or business thereof, or otherwise acquire any assets (other than inventory and other assets in the ordinary course of business) in any amount;

(v)
incur any Indebtedness or assume, Guarantee, or otherwise become responsible for the obligations of, or make any loans or advances of any money or other property to, any other Person including, without limitation, to any director, officer or employee of MSK;

(vi)
waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to MSK, or any material claims held by MSK, other than in the ordinary course of business;

(vii)	settle or compromise any Litigation involving amounts in excess of $10,000;

(viii)	make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(ix)	sell, assign, license, lease, or otherwise dispose of any assets, rights or properties which are material, individually or in the aggregate, to MSK, except in the ordinary course of business;

(x)	mortgage, pledge or otherwise encumber or subject to a Lien (other than a Permitted Lien) any properties or assets;

(xi)	make any changes in any accounting method, principle or practice other than those required by GAAP;

(xii)
accelerate the delivery or sale of products, or offer discounts or price protection on the sale of products or premiums on the purchase of raw materials, except in the ordinary course of business consistent with prior practice;

(xiii)
make any changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices of MSK other than in the ordinary course of business consistent with prior practice; provided that, notwithstanding whether any such change is in the ordinary course of business consistent with past practice, MSK shall not make any change in practice without the written consent of Buyer if such change results in a failure to collect any accounts receivable in accordance with their terms or a failure to pay any accounts payable when due, in each case, in excess of $10,000 individually or $50,000 in the aggregate;

Execution Version

(xiv)	purchase, order or otherwise acquire inventory in excess of reasonably forecasted requirements in the ordinary course of business;

(xv)
increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors, or consultants, except for any such increases that are granted in the ordinary course of business consistent with past practices;

(xvi)
other than as contemplated by this Agreement, adopt, amend, suspend, or terminate any benefit plan (including a Plan) in any manner that could reasonably be expected to increase the costs, liabilities, or obligations of MSK;

(xvii)
other than benefits or payments that become effective with the passage of time pursuant to the terms of existing Plans or as disclosed in Schedule 4.19(a), accelerate the vesting or timing of any payment or benefit under any Plan, for any current or former employee, officer, director, consultants, or independent contractor of MSK in a manner which could reasonably be expected to increase costs, liabilities, or obligations of MSK;

(xviii)
except as required by this Agreement, enter into, amend, or terminate any employment contract, consulting agreement, termination or severance agreement, change of control agreement, or any other agreement containing the terms and conditions of employment, service, or payment of compensation with respect to any future, current, or former employee, officer, director, consultant, or independent contractor;

(xix)
fail to timely file or fail to cause to be filed all reports and returns required to be filed with any Governmental Authority and fail to promptly pay when due all Taxes, assessments and governmental charges or fees, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(xx)
institute or commence any action, investigation, proceeding or litigation by or before any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to result in Governmental Damages or an investigation of MSK by a Governmental Authority for the purpose of imposing criminal sanctions or civil penalties, fines or injunctions on MSK;

Execution Version

(xxi)
enter into, amend or terminate any agreement containing covenants that in any way purport to restrict the business activity of MSK or limit the freedom of MSK to engage in any line of business or compete with any Person; or

(xxii)	agree or make a commitment, whether in writing or otherwise, to do any of the foregoing.

7.2 Access and Information. From the date hereof to the Closing, MSK will give Buyer and Buyer’s accountants, counsel, consultants, employees and agents, full, complete and timely access during normal business hours upon reasonable prior notice to, and furnish them with all documents, records, Returns, and information with respect to, all properties, assets, books, Contracts, reports, records and senior management personnel, in each case, relating to MSK, as Buyer shall from time to time reasonably request; provided, however, that such investigation shall be conducted in a manner so as to minimize any unreasonable disruptions to the operations of MSK’s business and, consistent with the confidential nature of the transaction, Buyer shall not contact any customers, distributors, suppliers or employees of MSK without prior written consent of MSK. All information disclosed pursuant to this Section 7.2 shall be subject to the confidentiality agreement, dated February 18, 2008, by and between MSK and Buyer (the “Confidentiality Agreement”).

7.3 Return of Confidential Information. Immediately prior to the Closing, MSK will request that all confidential material provided during the past two (2) years to prospective purchasers of MSK (other than to Buyer and its Subsidiaries) be returned to MSK and that any information derived from the confidential material be destroyed, with written confirmation of such destruction by the prospective purchasers (other than Buyer and its Subsidiaries).

7.4 Public Announcements. Except as required by Applicable Law or rules of a national stock exchange, each party shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other party. For clarity, discussion about the terms and conditions of the Transaction, this Agreement or the Ancillary Documents with any Person (other than professionals engaged by MSK or any Seller for the purpose of consummating the Transaction) that is not a Stockholder or participant in the ESOP shall be considered making a public announcement.

7.5 Further Actions.

(a) Consents, Litigation, Notice, etc. MSK and Buyer shall cooperate with one another (i) in determining whether any actions, Consents, approvals, or waivers are required to be taken or obtained with respect to parties to any Contract in connection with the consummation of the transactions contemplated by this Agreement and/or the Ancillary Documents and (ii) in taking such actions and seeking timely to obtain any such actions, Consents, approvals, or waivers. As promptly as practicable, MSK and Buyer shall use all reasonable efforts to make all filings, and thereafter make any other submissions, with respect to this Agreement that may be required or helpful under Applicable Law; provided, however, that Sellers and Buyer shall co-operate with each other in connection with the making of all such filings. Notwithstanding anything in this Agreement to the contrary, (i) in no event shall Buyer be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or to take any other action that could limit the right of Buyer or its Affiliates to own or operate all or any portion of the business of MSK or to limit the right of Buyer or its Affiliates to own or operate any portion of their existing businesses or assets, and (ii) in no event shall Buyer or any of its Affiliates be obligated to litigate before or with, or contest any decree or order of, any Governmental Authority. From the date of this Agreement until the Closing Date, each party shall promptly upon its becoming aware of the same notify the other parties in writing of any pending or, to the knowledge of the first party, threatened Litigation or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with consummation of the transactions contemplated under this Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated under this Agreement or otherwise limit the right of Buyer or its Affiliates to own or operate all or any portion of the business or of MSK or any of Buyer’s Affiliates to own or operate any portion of their existing businesses or assets as a result of the transactions contemplated under this Agreement.

Execution Version

(b) Notice Regarding Conditions Precedent. At all times prior to the Closing, each party shall promptly notify the other party in writing of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in ARTICLE VIII to be satisfied.

7.6 Return of Confidential Materials. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 9.1, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials exchanged in connection with this Agreement or the Ancillary Documents.

7.7 Record Retention. MSK shall retain all books and records and any other documents, information, and files relating to any period ending on or prior to the Closing Date for a period the longer of six (6) years after the Closing Date or the expiration of any applicable statute of limitations. For so long as such books and records or other documents, information, and files are required to be retained by MSK pursuant to the terms hereof.

7.8 No Solicitation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Sellers, MSK, or any Person acting on behalf of the Sellers or MSK shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by a Seller or MSK or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than Buyer, relating to the possible acquisition, recapitalization or other business combination involving MSK (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as “Acquisition Proposal”), (b) provide non-public information with respect to MSK to any Person, other than Buyer and its professional advisors or a Seller’s or MSK’s professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than Buyer, providing for a possible Acquisition Proposal.

Execution Version

7.9 Certain Tax Matters.

(a) Preparation and Filing of Tax Returns and Payment of Taxes.

(i)
The Sellers’ Representative shall prepare and timely file or shall cause to be prepared and timely filed, taking into account all applicable extension, all Tax Returns with respect to MSK or in respect of its business, assets or operations, for all taxable periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”). Except to the extent otherwise required by applicable law, the Pre-Closing Tax Returns shall be prepared in a manner consistent with such Tax Returns as previously filed by MSK. If any Pre-Closing Tax Return must be signed by MSK (or any representative of MSK) following the Closing Date, Buyer agrees that it will cause MSK or its appropriate representative to cooperate fully and punctually in signing such Pre-Closing Tax Return.

(ii)
MSK shall prepare and timely file or shall cause to be prepared and timely filed, taking into account all applicable extension, all Tax Returns with respect to MSK or in respect of its business, assets or operations, for all taxable period ending after the Closing Date, including, Straddle Period Tax Returns and Tax Returns for periods beginning after and ending after the Closing Date.

(iii)
The Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to release funds held in the Escrow Account to pay to Buyer at least three (3) days prior to the date on which Taxes of MSK are due with respect to any period ending on or before the Closing Date an amount equal to the Taxes attributable to the Pre-Closing Period to the extent such Taxes exceed the Accrued Tax Liability. MSK shall pay all Taxes of MSK related to the Pre-Closing Period to the extent such Taxes do not exceed the Accrued Tax Liability and all Taxes relating to the Post-Closing Period. Buyer shall be entitled to indemnification under ARTICLE X to the extent Taxes relating the Pre-Closing Period exceed the amount of the Accrued Tax Liability.

(b) Procedure for Requesting Payment of Taxes and Review of Tax Returns. At least thirty (30) days prior to filing each Pre-Close Tax Return and Tax Return for the Straddle Period the Sellers’ Representative and MSK, respectively, shall provide a copy of such Tax Return to Buyer or the Sellers’ Representative, respectively, for its review and approval, which shall not be unreasonably withheld. Within twenty (20) days after receiving a copy of a Tax Return relating to the Pre-Closing Period, Sellers’ Representative or Buyer, as the case may be, shall notify the other whether or not it has any reasonable objections to such Tax Return or the contents thereof. If Sellers’ Representative or Buyer has not objected to the proposed Tax Return or the contents thereof within twenty (20) days after receiving such Tax Return, Sellers’ Representative and Sellers, and Buyer, as the case may be, shall be deemed to accept the same. If Sellers’ Representative or Buyer objects to the Tax Return and/or the contents thereof, Sellers’ Representative or Buyer, respectively, shall provide a notice of such objection together with a statement describing in reasonable detail the basis for such objection within twenty (20) days after receiving such Tax Return. If Sellers’ Representative and Buyer cannot agree to a resolution of the dispute regarding a Tax Return and/or the contents thereof within ten (10) days, the Independent Accountant shall resolve such dispute and such resolution shall be binding on Sellers, Buyer, Sellers’ Representative and MSK, and Sellers on one hand, and MSK on the other hand, shall each pay one-half of the cost of the Independent Accountant.

Execution Version

(c) Cooperation on Tax Matters.

(i)
Subject to the limitations set forth in this paragraph, Principal Stockholders, MSK and Buyer and their respective Affiliates shall cooperate in the preparation of all Tax Returns in respect of MSK for any taxable periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing MSK’s Tax Returns or Tax Return preparation packages, MSK’s previous reporting practices, schedules accompanying such Tax Returns and related work papers, documents relating to rulings or other determinations by any Governmental Authority related to MSK, copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to MSK, records concerning the ownership and Tax basis of MSK’s property, and such other information within such party’s possession requested by MSK and/or Buyer. Principal Stockholders, Buyer, MSK and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(ii)
Except as required by Applicable Law, for a period the longer of six (6) years after the Closing Date or the expiration of any applicable statute of limitations, Buyer shall, and shall cause MSK to, retain and not destroy or dispose of any Tax Returns (including supporting materials), and books and records (including computer files) with respect to the Taxes, of MSK for all taxable periods ending or deemed to end on or prior to the Closing Date to the extent Buyer or MSK received or had possession of such records on the Closing Date.

(d) Amendment to Returns. Except as required by Applicable Law, Buyer shall not, and after the Closing shall not permit MSK to, amend any Tax Return, report or filing (directly or by way of a separate agreement with a Governmental Authority) with respect to any taxable period ending on or before the Closing Date without the Sellers’ Representative’s prior written consent (which consent shall not be unreasonably withheld). Following the Closing, Buyer shall not make, and shall not permit MSK, any elections or changes in accounting methods if such elections or changes will adversely affect the Tax liabilities of MSK or the Sellers for any taxable period ending on or before the Closing Date, except as required by Applicable Law after ten (10) days’ prior written notice to the Sellers’ Representative. Neither MSK, any of the Principal Stockholders, any Seller nor the Sellers’ Representative shall amend any Tax Return, report or filing (directly or by way of a separate agreement with a Governmental Authority) relating to MSK with respect to a taxable period ending on or before the Closing Date without Buyer’s written consent (which consent shall not be unreasonably withheld).

Execution Version

(e) 338 Election.

(i)
Contemporaneously with the signing of this Agreement, Buyer and Sellers shall sign in blank the appropriate federal, state and local forms (the “Forms”) to make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (the “Election”) with respect to the purchase and sale of the MSK Common Stock provided for in this Agreement. The Forms shall be held in escrow by Buyer’s counsel until such time as they are completed and Buyer elects, in its sole discretion and subject to its obligations under Section 2.2(b), to make the valid Election. Buyer will promptly inform Sellers’ Representative if the Election is filed with the IRS.

(ii)
Sellers’ Representative, on behalf of the Sellers, and Buyer shall take all actions that are reasonable, necessary, customary and required by Applicable Law to effectuate and preserve the Election, including without limitation, (W) completing the Forms in accordance with Applicable Law, (X) determining if any additional forms, returns, elections, schedules, attachments and other documents are to be prepared and/or filed (and the content thereof) to effectuate the Election in accordance with Applicable Law, (Y) the allocation of the purchase price contemplated by this Agreement among the assets of MSK in accordance with Applicable Law relating to the Election, and (Z) any other matters and decisions that are necessary and/or customary to effectuate the Election in accordance with Applicable Law. To the extent that Sellers’ Representative and Buyer cannot agree upon a matter related to the Election, such matter shall be resolved by the Independent Accountant and such resolution shall be binding on the Sellers, the Sellers’ Representative and Buyer. If the services of the Independent Accountant are utilized to settle a dispute relating to the Election, Buyer shall pay the costs and expenses associated with such services. The Sellers’ Representative and Buyer shall complete the Election and file all appropriate forms (including the Forms) on or before the applicable due dates.

Execution Version

(iii)
Each Seller covenants and agrees to be bound by the determinations made by the Sellers’ Representative and the Independent Accountant with respect to the Election, and authorizes the Sellers’ Representative and covenants and agrees to sign any additional forms, elections or other materials necessary to timely effectuate the Election.

7.10 Termination of Options. On or before the Closing Date, each outstanding Option shall be terminated by MSK.

7.11 Related Party Transactions. Except as expressly provided in this Agreement and the Ancillary Documents and as incurred in the ordinary course of business consistently applied, the Principal Stockholders and MSK will cause all Intercompany Arrangements set forth on Schedule 4.20 to be paid in full or extinguished at or prior to the Closing.

7.12 Alternate Structure. Notwithstanding anything contained in this Agreement to the contrary, Buyer may, in its sole discretion, elect, anytime prior to the Closing, to modify or change the structure of the acquisition of the MSK Common Stock set forth herein, provided, that the non-structural terms and conditions of the modified structure are materially the same as set forth herein, including, gross, net and type of consideration (i.e., cash) to the Sellers, the adjustments to the purchase price, the payment of the consideration at the Closing, indemnification obligations, escrow arrangements, representations and warranties, and covenants. Furthermore, notwithstanding anything contained in this Agreement to the contrary, should Buyer elect to change the structure of the acquisition as provided in this subsection, Sellers agree to extend the time for the Closing for up to an additional sixty (60) days and, subject to the alternate structure complying with the first sentence of this Section 7.12, hereby agree to vote in favor of and approve of such structure; provided, however, that Buyer shall not be obligated to close the transactions contemplated by this Agreement if it elects the alternate structure and cannot file the necessary applications or obtain the necessary approvals for the alternate structure.

7.13 Environmental Condition. MSK shall allow Buyer and its agents reasonable access to the Facilities to conduct environmental site assessments. MSK shall use commercially reasonable efforts to address and bring to closure such that no further action is required any and all unresolved or open violations of Environmental Laws relating to the Facilities, which violations are in existence as of the date of this Agreement (and any discovered after the date of this Agreement, but before the Closing), whether or not any enforcement action with respect to such violations has been brought by any Governmental Authority. If environmental remediation at the Facilities (or any other real property or any improvements thereon as a result of environmental contamination at the Facilities) is required under Environmental Laws and/or by any Governmental Authority, MSK shall use commercially reasonable efforts before the Closing to cause each Person responsible for the contamination, including MSK if it is responsible, to commence the required remediation.

7.14 Adjustments to Inventory. Before the Closing Date, MSK shall make the adjustments to its inventory on the Estimated Balance Sheet and its books and records (for both financial accounting and tax purposes) as set forth on Schedule 7.14.

Execution Version

7.15 Adjustment to the Security Value. Before the Closing Date, MSK shall make the adjustments to the Security on the Estimated Balance Sheet and its books and records (for both financial accounting and tax purposes) as set forth on Schedule 7.15.

7.16 Liquidation of the Security. After the Closing Date and before the second anniversary of the Closing Date, each of the Sellers’ Representative and Buyer shall have the right to direct MSK to sell the Security. The Sellers’ Representative and/or Buyer may exercise the foregoing right by sending a written notice (the “Sale Notice”) to Buyer and the Sellers’ Representative, respectfully, and MSK, at least 10 days before the date it desires MSK to sell the Security. The Sale Notice shall direct MSK to sell the Security and contain the material terms (e.g., price, date of sale, etc.) and procedure for the sale of the Security. Before the Security may be sold pursuant to the terms set forth in the Sale Notice, MSK must obtain Buyer’s consent (in the case of the Sellers’ Representative exercising the right under this Section 7.16), or the Sellers’ Representative’s consent (in the case of Buyer exercising the right under this Section 7.16), to the terms of the sale set forth in the Sale Notice, which consent shall not be unreasonably withheld. The Sellers’ Representative or Buyer, as the case may be, shall notify Buyer or the Sellers’ Representative, respectively, and MSK of its consent or objection to the terms of sale of the Security within 10 days after receiving the Sale Notice. Upon receiving Buyer’s or the Sellers’ Representative’s, as the case may be, consent to the terms of the sale of the Security, MSK shall sell the Security pursuant to the terms set forth in the Sale Notice. Notwithstanding anything to the contrary in this Section 7.16, if neither Buyer nor the Sellers’ Representative have sent a Sale Notice that definitively provides for the sale of the Security at least 30 days before the second anniversary of the Closing Date, MSK shall sell the Security before the second anniversary of the Closing Date using commercially reasonable efforts to obtain the best price for the Security or, at the option of Buyer, value the Security as of a date within such 30 day period, as determined by Buyer; provided, however, if there is no market for the Security (to effectuate a sale of the Security or determine the Security’s value), effective on the second anniversary of the Closing Date, MSK shall be deemed to have sold the Security for zero dollars.

7.17 Purchase Requirements. The Sellers, MSK and Buyer agree that Buyer is not obligated to purchase any shares of MSK Common Stock directly or indirectly owned and/or controlled by Keith S. McIntosh and/or any of his Affiliates, family members, friends or associates unless all (and not less than all) of the shares of MSK Common Stock directly or indirectly owned and/or controlled by such Persons are being offered and are sold pursuant to this Agreement. If Keith S. McIntosh and/or any of his Affiliates, family members, friends or associates become a party to this Agreement and tenders for sale such Person’s shares of MSK Common Stock pursuant to this Agreement, but one or more of Keith S. McIntosh and/or any of his Affiliates, family members, friends or associates do not both become a party to this Agreement and/or tender for sale such Person’s shares of MSK Common Stock pursuant to this Agreement, such Person shall, at the option of Buyer, be deemed not to be selling such Person’s shares of MSK Common Stock pursuant to this Agreement and return to Buyer any consideration such Person may have received pursuant to this Agreement and Buyer shall return such Person’s shares of MSK Common Stock to such Person.

7.18 Environmental Action Items. The parties hereto agree that after the Closing Buyer and/or MSK may, at their discretion, undertake any and all actions reasonably necessary to bring MSK and the Facility in compliance with Applicable Laws in effect on the Closing Date, which shall include, but not be limited to carrying out the action items set forth on Schedule 10.2(a)(vi). The parties hereto further agree that the Sellers shall indemnify Buyer and/or MSK for all of the costs and expenses (including reasonable professional fees) incurred after the Closing to bring MSK and the Facility in compliance with Applicable Laws and that such indemnification shall first be funded from the Escrow Account. When the indemnification referred to in this Section is to be funded from the Escrow Account, Buyer and Sellers’ Representative shall issue the appropriate notice(s) to the Escrow Agent to release such amounts of money from the Escrow Account to Buyer or MSK, as the case may be.

Execution Version

ARTICLE VIII
CONDITIONS PRECEDENT

8.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Law Suits, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law. No Governmental Authority shall have determined that any Applicable Law will make illegal the consummation of the transactions hereby, and no proceeding with respect to the application of any such Applicable Law to such effect, or seeking to restrain, enjoin or prohibit the transactions contemplated hereby, is pending. No Person shall have commenced Litigation or other legal type proceeding against MSK, any officer or director of MSK, or any Seller.

(b) Approvals and Licenses, etc. Each party shall have obtained all Governmental Approval necessary for the consummation of the transactions contemplated hereby and by the Ancillary Documents to which it will be a party.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer), on or prior to the Closing Date, of the following additional conditions.

(a) Representations, Performance, etc. The representations and warranties contained in ARTICLE IV and ARTICLE V shall be true and correct in all respects at and as of the date hereof and as of the Closing Date. The Sellers and MSK shall have duly performed and complied in all respects with all agreements and conditions required by this Agreement to be performed or complied with by the Sellers or MSK, respectively, prior to or at the Closing. Each of the Principal Stockholders and MSK shall have delivered to Buyer certificates, dated the Closing Date, duly signed by each of the Principal Stockholders and MSK to the foregoing effect.

(b) Consents. The Principal Stockholders and MSK shall have obtained and shall have delivered to Buyer copies of (i) all Governmental Approvals required to be obtained by the Sellers or MSK in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby or thereby; and (ii) all Consents necessary to be obtained (including Consents of ESOP participants, if required), and all notices required to be given, in order to consummate the Transaction pursuant to this Agreement and the consummation of the other transactions contemplated hereby and by the Ancillary Documents.

Execution Version

(c) Closing Deliveries. The items required to be delivered in accordance with Section 3.3(a) shall be delivered at the Closing.

(d) No Material Adverse Event. On or before Closing, there shall not have occurred any event having a Material Adverse Effect upon MSK; provided, however, for purposes of this subsection, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on MSK the primary cause of which is any adverse event, affecting the industry in which MSK participates, the U.S. economy as a whole, or the U.S. financial or the capital markets in general.

(e) Performance. MSK, the Principal Stockholders, the Sellers and the Sellers’ Representative shall have duly performed or complied in all material respects with all covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing.

(f) Ancillary Documents. The party to each Ancillary Document shall have entered into such Ancillary Documents.

(g) Alternative Structure. Buyer has not, prior to the Closing, elected to employ an alternate structure for the acquisition of MSK as permitted by Section 7.12.

(h) Satisfaction of Indebtedness and Termination of Rate Swaps. MSK has satisfied all of its Indebtedness and terminated all rate swapping and/or similar arrangements and all related contracts.

(i) Environmental. Buyer has received the final reports from the Phase I and Phase II Environmental Site Assessments to be performed by Conestoga-Rovers & Associates (including but not limited to ground water and indoor air quality sampling) relating to the Facilities that Buyer elected to undertake prior to the Closing and, based on these reports and any other information concerning the environmental condition of the Facilities reviewed by Buyer (the “Environmental Reports”), Buyer determines (in its sole discretion) that the Environmental Condition of the Facilities is acceptable to Buyer.

(j) Minimum Acquisition. The minimum acquisition requirement of Section 3.2 have been satisfied and each Seller has tendered for sale all and not less than all of such Seller’s shares of MSK Common Stock to Buyer pursuant to the terms of this Agreement.

(k) Purchases Requirements. The purchase requirements in Section 7.17 are satisfied.

8.3 Conditions to Obligations of MSK. The obligation of MSK and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date, of the following additional conditions.

Execution Version

(a) Representations, Performance, etc. The representations and warranties of Buyer contained in ARTICLE VI shall be true and correct in all respects at and as of the date hereof and as of the Closing Date. Buyer shall have duly performed and complied in all respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date. Buyer shall have delivered to the Principal Stockholders and MSK a certificate, dated the Closing Date, duly signed by an officer of Buyer to the foregoing effect.

(b) Performance. Buyer shall have duly performed or complied in all material respects with all covenants, acts and obligations to be performed or complied with by it hereunder at or prior to the Closing.

(c) Closing Deliveries. The items required to be delivered in accordance with Sections 3.3(b) and 3.3(c) shall be delivered at the Closing.

(d) Ancillary Documents. Buyer shall have entered into each of the Ancillary Documents to which it is a party.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of MSK and Buyer;

(b) by Buyer by written notice to the Principal Stockholders and MSK if any of the conditions set forth in Sections 8.1 or 8.2 shall not have been, or if it becomes reasonably apparent to Buyer that any of such conditions will not be, fulfilled by 5:00 p.m. Eastern time, on the August 29, 2008 (the “Final Date”);

(c) by MSK by written notice to Buyer if any of the conditions set forth in Sections 8.1 or 8.3 shall not have been, or if it becomes reasonably apparent to MSK that any of such conditions will not be, fulfilled by 5:00 p.m. Eastern time, on the Final Date; or

(d) by any party hereto in writing, if the applications for any required Governmental Approval have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Ancillary Documents.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no further effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 11.1, and except for any liability resulting from any party’s willful breach of this Agreement. No termination of this Agreement shall adversely affect the parties’ respective rights and obligations under the Confidentiality Agreement.

Execution Version

ARTICLE X
INDEMNIFICATION

10.1 Survival. The representations, warranties and covenants of the parties shall survive the Closing until the third (3rd) anniversary of the Closing Date in the case of a Partial Acquisition and the second (2nd) anniversary of the Closing Date in the case of a Total Acquisition, except for (i) those representations and warranties set forth in Section 4.1 (Authorizations), Section 4.2 (Corporate Status), Section 4.4 (Capitalization), Section 4.32 (Brokers), Section 5.1 (Authorization), Section 5.2 (Execution, Binding, Delivery, etc.), Section 5.3 (Ownership), and Section 5.5 (Brokers), which shall survive in perpetuity, (ii) those representations and warranties set forth in Section 4.8 (Taxes), Section 4.12 (Compliance with Laws), and Section 4.19 (Employee Benefit Plans and Related Matters), which shall survive until the expiration of the applicable statute of limitations, (iii) those representations and warranties set forth in Section 4.17 (Environmental), which shall survive until the tenth (10th) anniversary of the Closing Date, and (iv) the covenants set forth in this Agreement, which shall survive in perpetuity except as they may be limited by a specific period of time expressly set forth therein (as applicable “Survival Period”). Nothing contained in the foregoing sentence shall prevent recovery under this Section 10.1 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No party shall have any claim or right of recovery for any breach of a representation, warranty, covenant or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period. The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered in connection herewith shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party seeking indemnification therefor or be affected by the knowledge of any officer, director, stockholder, employee, partner or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party. In addition, in no event will any disclosure of any event or circumstance made after the Closing serve to amend any representation or warranty for any purpose of this Agreement.

10.2 Indemnification by Sellers.

(a) Indemnification Items. Subject to Section 10.2(b), the ESOP severally, and the other Sellers (excluding the ESOP) jointly and severally, from and after the Closing agree to indemnify Buyer and its Affiliates and their respective officers, directors, shareholders, employees, attorneys, accountants and agents (the “Buyer Indemnitees”), and hold them harmless from and against, any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees in connection with any action, suit or proceeding and cost of investigation) (collectively, “Buyer Damages”) incurred or suffered by Buyer Indemnitees as a result of, attributable to or arising out of:

Execution Version

(i)
any breach or inaccuracy of any representation, warranty, covenant or agreement of any Seller, Principal Stockholder or MSK contained in this Agreement, or any of the Ancillary Documents, delivered by any Seller, Principal Stockholders or MSK pursuant to this Agreement;

(ii)
any indemnification by Buyer or MSK to or for any officer, director or employee of MSK relating to or arising out of actions, omissions or other indemnifiable events occurring on or before the Closing Date;

(iii)
any indemnification by Buyer or MSK to or for any trustee of the ESOP or agent thereof relating to or arising out of any actions, omissions or other indemnifiable events occurring on or before the Closing Date;

(iv)
any Taxes (A) of MSK attributable to any Pre-Closing Period, (B) under Treasury Regulation Section 1.1502-6 (or any similar provision under state, local or foreign law) attributable to any Person due to MSK’s prior affiliation or relationship with such Person for any Tax period and/or (C) of any of the Sellers;

(v)
any ERISA or the Plans attributable to events occurring on or before the Closing Date (including, for the avoidance of doubt, the costs and expenses of bringing the Plans in compliance with Applicable Laws);

(vi)
any violation of the Environmental Laws arising out of any event that occurred on or before the Closing Date and related to MSK or any of its current or former real or personal property, which shall include, but not be limited to any and all costs and expenses (including reasonable fees and expenses of professionals) associated with bringing MSK in compliance with Applicable Laws, which shall include, but not be limited to the costs and expenses associated with the action items set forth on Schedule 10.2(a)(vi) (for avoidance of doubt, Buyer or MSK shall be entitled to fund, and Sellers shall pay, the costs and expenses associated with the action items on Schedule 10.2(a)(vi) from the Escrow Account and Buyer and Sellers’ Representative shall issue the appropriate notice(s) to the Escrow Agent to release such amounts of money from the Escrow Account to Buyer); and/or

(vii)
the Security Value minus the sale price of the Security (or the deemed sale price of the Security as provided in Section 7.16) plus all of the costs and expenses associated with selling the Security (for avoidance of doubt, indemnification is not required if the difference is a negative number) up to $560,000.

Execution Version

(b) Limitations. The indemnification provided by Section 10.2(a) shall be subject to the following limitations:

(i)
the Sellers shall have no liability under this Section 10.2 arising out of or as a result of a breach of any representation or warranty for any Buyer Damages incurred or suffered by Buyer Indemnitees unless and until Buyer Damages exceed $100,000 in the aggregate (the “Buyer Threshold”) in which case the Sellers shall be liable for all Buyer Damages on a dollar for dollar basis beginning with the first dollar of Buyer Damages (e.g., if there are $100,001 of Buyer Damages, Buyer shall be entitled to $100,001 dollars of indemnification), subject to Section 10.2(b)(ii); provided, however, that Buyer Threshold shall not apply to any claim for indemnification or reimbursement based upon the following (each a “Carve Out Claim” and collectively, the “Carve Out Claims”): (A) a representation and warranty contained in Section 4.1 (Authorizations), Section 4.2 (Corporate Status), Section 4.4 (Capitalization), Section 4.8 (Taxes), Section 4.17 (Environmental), Section 4.19 (Employee Benefit Plans and Related Matters), Section 5.1 (Authorization), Section 5.2 (Execution, Binding, Delivery, etc.), and/or Section 5.3 (Ownership), and (B) any claim for indemnification or reimbursement based upon fraud, intentional misrepresentations, or Section 10.2(a)(ii), (iii), (iv), (v), (vi) and/or (vii);

(ii)
notwithstanding anything to the contrary in this Agreement, the Sellers’ aggregate liability to Buyer Indemnitees under this Agreement shall not in any event exceed the Escrow Amount (the “Indemnification Cap”); provided, however, except in the case of the ESOP, the Indemnification Cap shall not apply to any claim for indemnification or reimbursement that constitutes a Carve Out Claim; provided further, however, a Seller’s liability shall not exceed such Seller’s share of the purchase price contemplated by this Agreement. For avoidance of doubt, the ESOP’s indemnification obligations under this Section 10.2 shall not exceed its share of the Escrow Amount;

(iii)
the amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. If a Buyer Indemnitee receives an amount under insurance coverage or a third party payment with respect to Buyer Damages at any time subsequent to any indemnification provided by the Sellers pursuant to this Section 10.2, then such Buyer Indemnitee shall promptly pay to the Sellers’ Representative the amount of such insurance or third party payment up to such amount received by such Buyer Indemnitee and the Sellers’ Representative shall make the appropriate reimbursement to the appropriate Sellers;

Execution Version

(iv)
it is the explicit understanding and intention of each party hereto that none of MSK, the Sellers, or the Principal Stockholders is making any representation or warranty whatsoever to Buyer, express or implied, other than those representations and warranties specifically set forth in this Agreement and the Ancillary Documents, and MSK, the Sellers and the Principal Stockholders hereby disclaim any such representation or warranty, whether by or on behalf of MSK or any of its officers, directors, employees, stockholders or agents or representatives or any other Person;

(v)
notwithstanding anything in this Section to the contrary, no Seller shall be liable for a breach of the representations and warranties made pursuant to Section 4.31(g), provided, however, if such breach constitutes a breach of a different representation and warranty for which Sellers are required to provide indemnification, this paragraph shall not interfere with Sellers obligation to indemnify under such different representation and/or warranty;

(vi)
notwithstanding anything in this Section to the contrary, the ESOP shall not be liable for any other Seller’s (but it shall be liable for its own) breach of the representations and warranties made pursuant to ARTICLE V; and

(vii)
notwithstanding anything in this Section to the contrary, the Buyer Damages attributable to any claim made for indemnification for a breach of a representation or warranty in Section 4.17 (Environmental) and/or pursuant to Section 10.2(a)(vi) after the fifth (5th) anniversary of the Closing Date shall be reduced by fifty percent (50%).

10.3 Indemnification by Buyer. Buyer from and after the Closing agrees to indemnify the Sellers and their respective officers, directors, stockholders, members, managers, employees, Affiliates, attorneys, accountants and agents (the “Seller Indemnitees”) and hold them harmless from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Seller Damages”) incurred or suffered by Seller Indemnitees as a result of, attributable to or arising out of any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or the Ancillary Documents. Notwithstanding the foregoing, Buyer shall have no liability under this Section 10.3 arising out of or as a result of a breach of any covenant, representation, warranty or agreement for any Seller Damages suffered by Seller Indemnitees unless and until Seller Damages exceed $100,000 (the “Seller Threshold”), in which case Buyer shall be liable for all Seller Damages on a dollar for dollar basis beginning with the first dollar of Seller Damages (e.g., if there are $100,001 of Seller Damages, Buyer shall be entitled to $100,001 dollars of indemnification); provided, however, Buyer’s aggregate liability to Seller Indemnitees under this Agreement shall not in any event exceed the Escrow Amount. It is the explicit understanding and intention of each party hereto that Buyer is not making any representation or warranty whatsoever to MSK, the Sellers, the Principal Stockholders or the Shareholders, express or implied, other than those representations and warranties specifically set forth in this Agreement and the Ancillary Documents, and Buyer hereby disclaims any such representation or warranty, whether by or on behalf of Buyer or any of its officers, directors, employees, stockholders or agents or representatives or any other Person.

Execution Version

10.4 Purchase Price Adjustment. The parties agree to treat any indemnification payments made pursuant to this ARTICLE X as adjustments to the purchase price for income tax purposes, unless they are required to treat such payments otherwise pursuant to Applicable Law.

10.5 Notification of Claims. Upon any party becoming aware of a fact, condition or event that constitutes a basis for a claim for Buyer Damages or Seller Damages, as the case may be, against any other party (the “Indemnifying Party”) under Section 10.2, or 10.3, such party will with reasonable promptness and specificity notify the parties to this Agreement in writing of such fact, condition or event. The failure to notify the Indemnifying Party or Parties under this Section 10.5 shall not relieve any Indemnifying Party of any liability that it may have to the party to be indemnified (the “Indemnified Party”) except to the extent that such failure to notify was by the Indemnified Party and shall have resulted in a waiver of any lawful and valid affirmative defense to any third-party claim or otherwise materially prejudices the Indemnifying Party or Parties in connection with the administration or defense of such third-party claim.

10.6 Third Party Claims.

(a) Indemnifying Party’s Right to Control Administration and Defense. Upon receipt by the Indemnifying Party or Parties of any notice of claim for indemnification hereunder arising from a third party claim, the Indemnifying Party or Parties shall be entitled to assume, upon written notice (that includes an acknowledgement that the Indemnifying Party has an indemnification obligation with respect to such claim under this Agreement) to the Indemnified Parties the administration and defense of such third party claim, unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, (iii) the claim will likely have a Material Adverse Effect on the business or financial condition of the Indemnified Party after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnified Party), (iv) the third party is seeking an injunction or other equitable relief that might materially and adversely affect any Indemnified Party, (v) the claim involves any criminal action or any claim that could reasonably be expected to result in a criminal action against any Indemnified Party, (vi) the claim involves any material customer or supplier of MSK, (vii)  the Indemnifying Party fails to fully acknowledge in writing its indemnification obligations to the Indemnified Party or contests, in whole or in part, its indemnification obligations therefor, or (viii) it is reasonably expected that the indemnification payments to be made by the Indemnifying Party in respect of such third party claim will be (A) less than the Buyer Damages or Seller Damages (as applicable) to be paid by the Indemnified Party as a result of such third party claim due to the inadequacy of amounts remaining in the Escrow Fund and not otherwise subject to indemnification claims or (B) less than the amount of the Buyer Threshold or Seller Threshold, as applicable, less Buyer Damages or Seller Damages previously claimed against the Buyer Threshold or Seller Threshold, as applicable. In any third party claim where an Indemnified Party is not controlling the defense and which involves any customer or supplier of the Indemnified Party or its Affiliates, the Indemnified Party shall have the right to participate in direct discussions with the other parties to such third party claim, including discussions concerning the claim and potential resolution thereof, but the Indemnified Party shall not have the authority to settle such claim over the objection of the Indemnifying Party unless the Indemnified Party releases the Indemnifying Party from any indemnification obligations therefore. If the Indemnifying Party is in control of the administration and defense of a third party claim, it must do so with counsel that is reasonably satisfactory to the Indemnified Party and it shall proceed with the administration and defense of such third party claim diligently and in good faith.

Execution Version

(b) Indemnified Party Control of Administration and Defense. If the Indemnifying Party does not assume the administration and defense of such third party claim, then the Indemnified Party shall assume the administration and defense of any such third party claim with counsel that is reasonably satisfactory to the Indemnifying Party. In such event, the Indemnified Party shall proceed with the administration and defense of such third party claim(s) diligently and in good faith, and the Indemnifying Party shall be fully consulted by the Indemnified Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third party claim.

(c) Settlement. Any party hereto receiving notice of any proposed settlement of any such third party claim shall promptly provide a copy of such notice to the other parties hereto. The party assuming the administration and defense (the “Defending Party”) shall not have the right to settle or compromise any third party claim for which indemnification is being sought hereunder without the consent of the other party (the “Defended Party”) (which consent shall not be unreasonably withheld or delayed) unless as a result of such settlement or compromise the Defended Party is fully discharged and released from any and all liability with respect to such third party claim. The Defended Party shall make available to the Defending Party and its counsel all books, records, documents and other information relating to any third party claim for which indemnification is sought hereunder, and the parties to this Agreement shall render to each other reasonable assistance in the defense of any such third party claim. Each party’s counsel in connection with the transactions contemplated by this Agreement shall be deemed to be reasonably satisfactory to the other party for purposes of this Agreement.

10.7 No Waiver by Knowledge. An Indemnified Party’s right to indemnification under this ARTICLE X based on the breach of any representation, warranty or covenant (or based on the failure of any representation or warranty to be true as of the date of this Agreement or as of the Closing) shall not be diminished or otherwise affected in any way as a result of the existence of such indemnified person’s knowledge of such breach or untruth as of the date of this Agreement or as of the Closing Date, regardless of whether such knowledge exists as a result of the Indemnified Party’s investigation, as a result of disclosure by the Indemnifying Party (or any other Person) or otherwise.

Execution Version

10.8 Exclusive Remedy. Except with respect to a claim based upon fraud or intentional misrepresentation, after the Closing, the parties’ sole and exclusive recourse against each other for any Seller Damages or Buyer Damages, as the case may be, arising out of or relating to this Agreement (including any claims or causes of action arising from or under any statute or the common law) shall be expressly limited to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Expenses. Except as otherwise specifically provided herein, the Sellers and MSK, on one hand, and Buyer, on the other hand, shall each pay its own expenses including, but not limited to, attorneys’ accountants’ and financial advisors’ incurred in connection with negotiating and preparing this Agreement and the Ancillary Documents and closing the transactions contemplated hereby and thereby. Except as provided in the previous sentence, the Sellers, MSK and Buyer shall each pay its own expense, including, but not limited to, attorneys’ accountants’ and financial advisors’ incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

11.2 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

11.3 Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) sent by next-day or overnight mail by a nationally recognized overnight courier, delivery charges prepaid, or (d) sent by telecopy, in each case addressed as follows:

if to Buyer or MSK (after the Closing),

Anaren, Inc.
6635 Kirkville Road
P.O. Box 178
E. Syracuse New York 13057
Attention: General Counsel
Telecopy: (315) 432-9121

with copies to:

Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
Attention: Courtney Alan Wellar, Esq.
Telecopy: (315) 218-8100

Execution Version

if to the Sellers or MSK (prior to the Closing), then to Sellers’ Representative:

Sirchia & Cuomo, LLP
6007 Fair Lakes Road
Suite 200
East Syracuse, New York 13057
Attention: Klaus O. Baasch, CPA
Telecopy: (315) 471-2173

with copies to:

Hiscock & Barclay, LLP
One Park Place
300 South State Street
Syracuse, New York 13202
Attention: Christopher J. Bonner Esq.
Telecopy: (315) 425-8568

or, in each case, at such other address as may be specified in writing to the other party hereto in accordance with this Section. Notices sent by mail shall be deemed given three (3) business days after being deposited in the mail; notice hand delivered shall be deemed given the day of delivery; notices sent by next-day or overnight delivery shall be deemed given the next business day; and notices sent by telecopy shall be deemed given upon confirmation of transmission.

11.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Documents (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof and thereof.

11.5 Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

11.6 Governing Law, Etc.

(a) Governing Law, Venue. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York in and for the County of Onondaga and of the United States of America for the Northern District of New York (in each case sitting in the County of Onondaga) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Execution Version

(b) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(b).

11.7 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Sections 10.2 and 10.3 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns. None of the parties hereto assumes any liability to any third party because of any reliance on any of their respective representations, warranties, and agreements contained in this Agreement.

11.8 Schedules. An exception and/or disclosure (a “Disclosure”) to a representation or warranty disclosed on one schedule shall not constitute a Disclosure to any other representation and/or warranties made in this Agreement, unless, however, it would be obvious to a reasonable Person with no knowledge of MSK that such disclosure also constitutes a disclosure to another representation or warranty made in this Agreement.

11.9 Assignment. No party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. Notwithstanding anything to the contrary in this Section 11.8, upon written notice to the Sellers’ Representative, Buyer shall be permitted to assign this Agreement and the rights and obligations under it to an Affiliate of Buyer; provided that, in the event of any such assignment, Buyer shall remain liable in full for the performance of its obligations hereunder.

Execution Version

11.10 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Execution Version

Signature Page for Entities & Sellers’ Representative

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

ANAREN, INC.		M. S. KENNEDY CORP. EMPLOYEE STOCK OWNERSHIP PLAN

By:	/s/ Lawrence A. Sala	By:	s/s Greg Overend
	Lawrence A. Sala, President & CEO	Name:	Greg Overend

M. S. KENNEDY CORP.		M. S. KENNEDY CORP. EMPLOYEE STOCK OWNERSHIP PLAN

By:	s/s Richard Roehm	By:	s/s Richard Roehm
Name:	Richard Roehm	Name:	Richard Roehm
Title:	General Manager
		By:	s/s Christopher Heiselman
		Name:	Christopher Heiselman

ESTATE OF JANNIE ROEHM

By:	/s/ Richard Roehm	By:
	Richard Roehm, Administrator	Name:

SELLERS’ REPRESENTATIVE:

s/s Klaus O. Baasch
Klaus O. Baasch, CPA

Execution Version

Signature Page for Individuals

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

s/s Becky Burrows
Becky Burrows

s/s James D. Burrows
James D. Burrows

s/s Timothy J. Burrows
Timothy J. Burrows

s/s Timothy A. Crysler
Timothy A. Crysler

s/s Darlene Baum Fischer
Darlene Baum Fischer

s/s Denise Grochan
Denise Grochan

s/s Donna Heagle
Donna Heagle

s/s Christopher Heiselman
Christopher Heiselman

s/s David House
David House

s/s Gary Lundy
Gary Lundy

s/s Susan M. Lundy
Susan M. Lundy

s/s Andrea L. Martin
Andrea L. Martin

s/s Archer N. Martin II
Archer N. Martin II

s/s Archer N. Martin III
Archer N. Martin III

s/s Ellen Martin
Ellen Martin

s/s John L. Martin
John L. Martin

s/s Stuard C. Martin
Stuart C. Martin

s/s David A. McIntosh
David A. McIntosh

s/s Susan H. McIntosh
Susan H. McIntosh

s/s James R. McIntosh
James R. McIntosh

s/s Judy McIntosh
Judy McIntosh

s/s Kathlene T. McIntosh
Kathlene T. McIntosh

s/s Keith M. McIntosh
Keith M. McIntosh

s/s Jane H. McIntosh
Jane H. McIntosh

s/s Keith S. McIntosh
Keith S. McIntosh

s/s Mary G. McIntosh
Mary G. McIntosh

s/s Peter G. McIntosh
Peter G. McIntosh

s/s Lois A. Melvin
Lois A. Melvin

Execution Version

Signature Page for Individuals (cont.)

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

s/s Daniel E. Miller
Daniel E. Miller

s/s Terry Miller
Terry Miller

s/s Greg Overend
Greg Overend

s/s Richard Roehm
Richard Roehm

s/s Suzanne Seeley
Suzanne Seeley

s/s Frederick Smith
Frederick Smith

s/s Karen W. Story
Karen W. Story

s/s Thomas G. Story
Thomas G. Story

s/s Sharon Stoutenger
Sharon Stoutenger

s/s Colleen Taylor
Colleen Taylor

s/s Remalda Tuttle
Remalda Tuttle

s/s Daniel L. Williams
Daniel L. Williams